                                EXHIBIT 16(A)(3)


                 Going Private Statement dated October __, 2004.


                               TRANSMITTAL LETTER

                             GRISTEDE'S FOODS, INC.
                               823 ELEVENTH AVENUE
                          NEW YORK, NEW YORK 10019-3535


                                October __, 2004


Dear Stockholder:

As you may be aware, Gristede's Foods, Inc. ("Gristede's" or the "Company") has been informed that Gristede's Acquisition Corp., a Delaware corporation ("Mergerco"), which will own in excess of ninety percent of the common stock, par value $0.02 per share, of the Company (the "Common Stock") intends to merge with and into the Company, with the Company surviving (the "Merger"). We expect that the Merger will be completed during the Company's current fiscal year.

We have been informed that the Board of Directors of Mergerco will adopt an agreement and plan of merger (the "Plan of Merger"), in the form attached as Exhibit A to the Going Private Statement accompanying this letter, pursuant to which you will be entitled to receive $0.87 in cash, without interest, for each of your shares of Common Stock. Mergerco will be controlled by John A. Catsimatidis, Chairman of the Board of Directors, Chief Executive Officer and President of the Company.

The going private statement accompanying this letter explains the proposed Merger. Please read these materials carefully.

Because this Merger will occur pursuant to Section 253 of the Delaware General Corporation Law ("DGCL"), neither a recommendation of the Board of the Company nor a vote of the stockholders of the Company will be required to effect the Merger. Stockholders will be entitled to exercise appraisal rights pursuant to
Section 262 of the DGCL.

The Board of Directors reasonably believes that the terms and provisions of the Plan of Merger and the proposed Merger are in the best interests of the Company and fair to the Company's stockholders, other than Mergerco (the "Unaffiliated Stockholders").

                                   Sincerely,

                                   Frederick Selby
                                   Chairman, Special Committee

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR NOR HAS THE COMMISSION OR ANY STATE SECURITIES REGULATOR PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

On October __, 2004, this Going Private Statement was mailed to the stockholders of record of the Company as of such date.


                             GOING PRIVATE STATEMENT

                                    MERGER OF
                          GRISTEDE'S ACQUISITION CORP.
                                  WITH AND INTO
                             GRISTEDE'S FOODS, INC.

This Going Private Statement (the "Statement") is being furnished to all of the stockholders (collectively, the "Stockholders") of common stock of Gristede's Foods, Inc., a Delaware corporation ("Gristede's" or the "Company"), in connection with the proposed Merger of Mergerco, a Delaware corporation ("Mergerco"), with and into the Company, with the Company as the surviving entity, pursuant to that proposed plan of merger, attached as Exhibit A, and incorporated herein by reference (the "Plan of Merger").

The Plan of Merger does not involve a tender offer or proxy solicitation within the meaning of the federal securities laws; however, because of the possibility that the Plan of Merger will result in the deregistration of the Common Stock under the Securities Exchange Act of 1934, as amended, the Plan of Merger constitutes a so-called "going private transaction" within the meaning of those laws. This Statement is intended to comply with the going private rules of the Securities and Exchange Commission.

NEITHER THE PLAN OF MERGER NOR THIS STATEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OF MERGER OR THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS
                                -----------------

                                                                                                         PAGE
                                                                                                         ----
SUMMARY TERM SHEET..........................................................................................1

   Questions and Answers About the Merger...................................................................1
   Summary..................................................................................................2
   Principals of the Catsimatidis Group.....................................................................2
   Special Factors..........................................................................................2
   Reasons for Engaging in the Merger.......................................................................3
   Determination of the Special Committee...................................................................3
   Gristede's Position as to the Fairness of the Merger.....................................................3
   Interests of Directors and Executive Officers in the Merger..............................................3
   Primary Benefits to and Impacts on the Unaffiliated Stockholders.........................................3
   The Plan of Merger.......................................................................................3
   Fees and Expenses........................................................................................4
   Dissenters' Rights of Appraisal..........................................................................4
   Accounting Treatment.....................................................................................4
   Tax Treatment............................................................................................4
   Selected Consolidated Financial Data of Gristede's.......................................................4

THE PARTIES.................................................................................................5

   Gristede's Foods, Inc....................................................................................5
   Gristede's Acquisition Corp..............................................................................6
   John A. Catsimatidis.....................................................................................6
   Red Apple Group, Inc.....................................................................................6
   United Acquisition Corp..................................................................................6

SPECIAL FACTORS.............................................................................................6

   Background of the Merger.................................................................................6
   Fairness of the Merger...................................................................................7
   Fairness Opinion of Brooks, Houghton Securities, Inc.....................................................9
   Benefits and Other Impacts of the Merger................................................................18
   Catsimatidis Group Purpose and Reasons for the Merger...................................................19
   Interests of Certain Persons in the Merger; Certain Relationships.......................................19
   Retained Equity Interest................................................................................19

SHARES AND STOCK OPTIONS...................................................................................19

   Certain Effects of the Merger...........................................................................20
   Plans for Gristede's After the Merger...................................................................20
   Conduct of the Business of the Company If the Merger is Not Consummated.................................20
   Accounting Treatment....................................................................................20
   Financing of the Merger.................................................................................21
   Regulatory Requirements; Third Party Consents...........................................................21

MATERIAL FEDERAL INCOME TAX CONSEQUENCES...................................................................21

   Treatment as Sale for Holders of Common Stock...........................................................21
   Treatment as Redemption for Dissenters and Other Stockholders...........................................22
   Constructive Ownership of Stock and Other Issues........................................................22
   Section 302 Tests.......................................................................................22


                                                                                                         PAGE
                                                                                                         ----
   Treatment of Holders of Stock Options...................................................................23
   Backup Withholding......................................................................................23
   Tax Treatment to Catsimatidis Group.....................................................................23
   Fees and Expenses.......................................................................................24

THE PLAN OF MERGER.........................................................................................24

   The Merger, Merger Consideration........................................................................24
   Treatment of Certain Shares Held by the Catsimatidis Group..............................................25
   The Exchange Fund; Payment for Shares of Common Stock...................................................25
   Transfers of Common Stock...............................................................................25
   Treatment of Stock Options..............................................................................25
   Conditions..............................................................................................26

DISSENTERS' RIGHTS OF APPRAISAL............................................................................26

CERTAIN MARKET INFORMATION.................................................................................27

   Common Stock Market Price Information; Dividend Information.............................................27
   Common Stock Purchase Information.......................................................................28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................28

DIRECTORS AND MANAGEMENT...................................................................................29

   Gristede's..............................................................................................29
   Mergerco................................................................................................30

FINANCIAL AND OTHER INFORMATION............................................................................30

STOCKHOLDER MEETINGS AND PROPOSALS.........................................................................30

AVAILABLE INFORMATION......................................................................................30

WHERE YOU CAN FIND MORE INFORMATION........................................................................31

EXHIBIT A AGREEMENT AND PLAN OF MERGER AMONG GRISTEDE'S FOODS, INC. AND GRISTEDES ACQUISITION
CORP......................................................................................................A-1

EXHIBIT B DISSENTERS' RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW...................................B-1

EXHIBIT C NOTICE REGARDING APPRAISAL RIGHTS...............................................................C-1

EXHIBIT D LETTER OF TRANSMITTAL...........................................................................D-1

EXHIBIT E CERTIFICATE OF OWNERSHIP AND MERGER.............................................................E-1

EXHIBIT F PROMISSORY NOTE WHICH HELPED FUND THE MERGER....................................................F-1

EXHIBIT G OPINION OF BROOKS HOUGHTON SECURITIES, INC......................................................G-1


                               SUMMARY TERM SHEET

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction?

A: Pursuant to the laws of Delaware governing the merger of a parent and a subsidiary, Mergerco will be merged with and into Gristede's, with Gristede's surviving (such transaction is referred to as the "Merger").

Q: Who is Mergerco?

A: Mergerco was formed in connection with the proposed Merger by John A. Catsimatidis, Chairman of the Board of Directors and President of Gristede's, Red Apple Group, Inc. ("RAG") and United Acquisition Corp. ("UAC"), entities that are each controlled by John A. Catsimatidis, who will in the aggregate contribute approximately 91.3% of the outstanding Common Stock to Mergerco in exchange for all of the issued and outstanding shares of common stock of Mergerco. The stockholders of Mergerco, Mr. Catsimatidis, RAG and UAC, are sometimes referred to in this statement as the "Catsimatidis Group." Depending on the context, John A. Catsimatidis is sometimes identified as the natural person designated as representing the interests of the Catsimatidis Group.

Q: What will I receive in the Merger?

A: Stockholders of Gristede's, other than the Catsimatidis Group and stockholders who dissent and seek appraisal of the fair value of their shares, will be entitled to receive $0.87 in cash , without interest (the "Merger Consideration"), for each share of Common Stock that they own as of the effective date of the Merger. If you own stock options of Gristede's, because all of the outstanding options of Gristede's have exercise prices that exceeds the $0.87 Merger Consideration, no outstanding option to acquire Common Stock will receive any payment under the Plan of Merger.

Q: What will executive officers, directors and affiliates of the Company receive in connection with the Merger?

A: The members of the Catsimatidis Group will receive shares of Common Stock in exchange for their shares of common stock of Mergerco. Executive officers, directors and affiliates of the Company who are not members of the Catsimatidis Group will receive the same consideration for their shares of Common Stock as all other stockholders of the Company.

Q: When do you expect the Merger to be completed?

A: We are working to complete the Merger as quickly as possible. We expect to complete the Merger during the Company's current fiscal year.

Q: What are the income tax consequences of the Merger to me?

A: The cash you receive for your shares generally will be taxable for federal and state income tax purposes. To review a brief description of the federal income tax consequences to stockholders, see "Material Federal Income Tax Consequences".

Q: What conflicts of interest does the Board of Directors have in determining the fairness of the Plan of Merger?

A: One of the members of the Board of Directors, John A. Catsimatidis, has a conflict of interest in recommending approval of the Plan of Merger, because he is a controlling person of Mergerco. Mr. Catsimatidis abstained from the fairness determination of the Board of Directors. In addition, those directors that are also employees of the Company may have a conflict of interest in recommending approval of the Plan of Merger. To avoid such conflicts of interest, the Board of Directors appointed a special committee (the "Special Committee"), consisting of independent directors, to evaluate that Merger and make recommendations regarding the approval of the Merger.

Q: What did the Board of Directors do to determine that the price per share I will receive in connection with the proposed Merger is fair to me?

A: The Special Committee reviewed the material factors, both positive and negative, of the proposed Merger. The Special Committee retained Brooks, Houghton Securities, Inc. ("Brooks, Houghton" or the "Independent Investment Bank") to assist it in determining if the price per share is fair to you. See "Fairness of the Merger" for more details.

Q: What are the disadvantages to me of the Mergerco and Gristede's Merger?

A: Following the Merger, you will no longer benefit from any earnings, expansion, diversification, or growth of Gristede's. See "Benefits and Other Impacts of the Merger" for more details.

Q: What vote of Gristede's stockholders is required to approve the Plan of Merger?

A: Because the Merger is a parent-subsidiary merger, where the parent owns more than 90% of the outstanding stock of the subsidiary, under Delaware law, no vote of the Gristede's stockholders is required to approve the Merger.

Q: What rights do I have if I oppose the Merger?

A: Stockholders who oppose the Merger may dissent and seek appraisal of the fair value of their shares (which could be more or less than $0.87 per share), but only if they comply with all of the procedures under Delaware law explained in "Dissenters Rights of Appraisal" and in Exhibit B, and Exhibit C to this Going Private Statement.

Q: Can I send in my stock certificates now?

A: You should not send in your stock certificates now. Promptly after the effective date of the Merger, you will receive from the exchange agent a transmittal form and written instructions in the form attached hereto as Exhibit D for exchanging your share certificates for the Merger Consideration.

Q: Who can help answer my questions?

A: If you have more questions about the Merger or would like additional copies of this Going Private Statement, you should contact Kishore Lall , Secretary, at
(212) 956-5803.

SUMMARY

The following summarizes the material aspects of the proposed Merger and highlights selected information contained elsewhere in this Going Private Statement. This summary may not contain all of the information that is important to you, and is qualified in its entirety by the more detailed information contained elsewhere in this Going Private Statement, including the annexes to it, and in the documents incorporated by reference. To understand the proposed Merger fully and for a more complete description of the terms of the proposed Merger, you should carefully read this entire Going Private Statement, including the annexes to it, and the documents incorporated by reference.

PRINCIPALS OF THE CATSIMATIDIS GROUP (SEE PAGE 5)

Mergerco is a corporation incorporated by the Catsimatidis Group. Mergerco was created to acquire the ownership interests of the Company's Stockholders, other than Mergerco (the "Unaffiliated Stockholders"). Mr. Catsimatidis proposed the Merger transaction to the Company's Board of Directors and negotiated all aspects of the transaction on his own behalf and on behalf of the Catsimatidis Group. For more information, see "The Parties" and "Shares and Stock Options".

SPECIAL FACTORS (SEE PAGE 6)

There are a number of factors to which you should give special consideration. They include:

     o    the background of the Merger;

     o    the factors considered by the Special Committee;

     o    the fairness determination by the Special Committee;

     o    the purpose and effect of the Merger;

     o    the interests of certain persons in the Merger; and

     o    the financing of the Merger.

These factors, in addition to several other factors to be considered in connection with the Merger, are described in this Going Private Statement. For a detailed discussion of each of these factors, see page 6.


REASONS FOR ENGAGING IN THE MERGER (SEE PAGE 8)


The Company suffers limitations as a public company. The Company has a market capitalization under $20 million. Its Common Stock generally trades at under $1.00 per share and faces the risk of delisting from the American Stock Exchange. The Common Stock has limited trading volume, lacks institutional sponsorship, has low public float, and, as such, receives negligible research attention from analysts. These factors adversely affect the trading market for and the value of the Common Stock. The Company is increasingly financially dependent on the Catsimatidis Group for its solvency and would face share dilution if the Catsimatidis Group were to require compensation at market rates for its financing and services to the Company. By going private, the Company will eliminate the significantly increased costs the Company is incurring and would expect to continue to incur in order to comply with the Sarbanes-Oxley Act of 2002.


DETERMINATION OF THE SPECIAL COMMITTEE (SEE PAGE 8)


The Special Committee determined that the Merger Consideration of $0.87 per share is fair to the Unaffiliated Stockholders.

GRISTEDE'S POSITION AS TO THE FAIRNESS OF THE MERGER (SEE PAGE 7)

Gristede's believes the Merger and the Merger Consideration to be fair to the Unaffiliated Stockholders. In reaching this determination, the Special Committee considered the factors enumerated above. The Special Committee also relied on the report of Brooks, Houghton in determining the fairness of the Merger Consideration to the Company's Unaffiliated Stockholders.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGES 19 AND
28)

In considering the determination of the Special Committee with respect to the Plan of Merger and the transactions contemplated thereby, you should be aware that, in addition to the matters discussed above, certain executive officers and members of our Board of Directors have various interests in the Merger that are in addition to or different from the interests of our stockholders in general and that such interests create potential conflicts of interest. Specifically, our Chairman and President, John A. Catsimatidis, is the controlling person of Mergerco.

The Company's executive officers and directors have options to purchase Common Stock. Because the per share price of the proposed Merger Consideration is less than the per share exercise price for all of these options, these options will have no value if the Merger is consummated and will be cancelled in the Merger. See "Shares and Stock Options" for additional details.


PRIMARY BENEFITS TO AND IMPACTS ON THE UNAFFILIATED STOCKHOLDERS (SEE PAGE 18)

The Unaffiliated Stockholders will receive a cash payment of 0.87 per share, without interest, for their shares, a premium of 8.75% above the market price of our shares prior to announcement of the Merger proposal. After the Merger, the Unaffiliated Stockholders will no longer have an interest in Gristede's or any of our future earnings growth or increase in value.

THE PLAN OF MERGER (SEE PAGE 24)


If the Merger is completed, each Unaffiliated Stockholder will be entitled to receive $0.87 per share in cash, without interest, for each share of Common Stock they own.

FEES AND EXPENSES (SEE PAGE 24)


Mergerco will pay the costs and expenses incurred in connection with the Merger.


DISSENTERS' RIGHTS OF APPRAISAL (SEE PAGE 26)

Any stockholder who does not wish to accept the $0.87 per share cash consideration, without interest, in the Merger has the right under Delaware law to have his, her or its shares appraised by the Delaware Court of Chancery. This "right of appraisal" is subject to a number of restrictions and technical requirements.


Exhibit B to this Going Private Statement contains the Delaware statute relating to your right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your right of appraisal.

Exhibit C to this Going Private Statement contains a Notice Regarding Appraisal Rights pursuant to Section 262(d) of the Delaware General Corporation Law.


FINANCING OF THE MERGER (SEE PAGE 21)


The Catsimatidis Group anticipates financing for the Merger will be provided by UAC or another affiliate of Mr. Catsimatidis in the form of a loan to Mergerco. The loan is not expected to exceed $2,000,000.


ACCOUNTING TREATMENT (SEE PAGE 20)


Prior to the Merger, the members of the Catsimatidis Group, will contribute all of their respective equity interests in Gristede's to Mergerco in exchange for shares of common stock of Mergerco. The Catsimatidis Group collectively owns 17,922,158 shares of Common Stock, or approximately 91.3% of Gristede's outstanding Common Stock. Since the controlling stockholders of Gristede's will also be the controlling stockholders of Mergerco, the Merger will be accounted for as a reverse acquisition of Mergerco by Gristede's and a recapitalization of Gristede's. Assets and liabilities transferred in the Merger will be recognized at their historical carrying amounts at the date of the Merger.


TAX TREATMENT (SEE PAGE 21)


The cash you receive for your shares of Common Stock generally will be taxable for federal and state income tax purposes. Any gain or loss will be measured by the difference between $0.87 per share and your tax basis in the shares.

               SELECTED CONSOLIDATED FINANCIAL DATA OF GRISTEDE'S


         The following table sets forth selected consolidated financial data for Gristede's and its subsidiaries as of and for each of the two years in the period ended November 30, 2003 and the six months ended May 30, 2004 and June 1, 2003. No pro forma data giving effect to the proposed Merger is provided because Gristede's does not believe such information is material to stockholders in evaluating the proposed Merger since (1) the proposed Merger Consideration is all cash and (2) if the proposed Merger is completed, the Common Stock would cease to be publicly traded.

         The financial information for Gristede's as of and for each of the two years in the period ended November 30, 2003 has been derived from the consolidated financial statements of Gristede's which have been audited by Gristede's independent registered certified public accountants. Such information as and for the six months ended May 30, 2004 and June 1, 2003 has been derived from our unaudited consolidated financial statements which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations for such period. Results for the interim period are not necessarily indicative of the results for the full year. The operating information for all periods presented has been derived from our accounting and financial records. The following financial information should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Consolidated Financial Statements of Gristede's and the notes thereto included in Gristede's Annual Report on Form 10-K for the fiscal year ended November 30, 2003 and Gristede's Quarterly Report for the quarter ended May 30, 2004, on Form 10-Q, each of which is incorporated herein by reference. Also please refer to "Additional Information."

                                                     Fiscal Year Ended                      26 Weeks Ended
                                             ----------------------------------------------------------------------
                                              November 30,       December 1,          May 30,            June 1,
                                                 2003              2002                2004               2003
                                             -------------      -------------      -------------      -------------
BALANCE SHEET

Current assets                               $  60,724,242      $  48,914,729      $  59,590,886      $  51,119,598

Non-current assets                              68,631,888         71,697,412         67,810,226         73,987,178

Current liabilities                             60,399,817         46,752,303         56,001,377         49,824,127

Non-current liabilities                         66,155,062         63,193,744         69,990,351         66,913,800

STATEMENT OF OPERATIONS

Sales                                          279,686,646        250,732,767        134,995,099        145,586,712

Gross profit                                   112,295,445         99,297,757         55,829,403         58,094,385

Loss from continuing
operations                                     (11,593,471)          (926,407)        (1,591,866)        (2,297,245)

Net loss                                       (11,593,471)          (926,407)        (1,591,866)        (2,297,245)

OTHER FINANCIAL DATA
Loss per share of common
stock from continuing
operations - basic and diluted                       (0.59)             (0.05)             (0.08)             (0.12)

Net loss per share of common
stock - basic and
diluted                                              (0.59)             (0.05)             (0.08)             (0.12)

Operating income (loss)                        (11,593,471)          (926,407)        (1,591,866)        (2,297,245)
Weighted average common
shares outstanding                              19,636,574         19,636,574         19,636,574         19,636,574
                                             -------------      -------------      -------------      -------------

                                                     (0.59)             (0.05)             (0.08)             (0.12)
                                             -------------      -------------      -------------      -------------

Net loss                                       (11,593,471)          (926,407)        (1,591,866)        (2,297,245)
Weighted average common
shares outstanding                              19,636,574         19,636,574         19,636,574         19,636,574
                                             -------------      -------------      -------------      -------------

                                                     (0.59)             (0.05)             (0.08)             (0.12)
                                             -------------      -------------      -------------      -------------


The ratio of earnings to fixed charges for the two most recent fiscal years ended November 30, 2003 and December 1, 2002 and the interim period ended May 30, 2004 were below 1:1 coverage, as the Company incurred net losses after taxes in each of such fiscal periods.

The book value per share of the Company as of May 30, 2004 was $0.07.


                                   THE PARTIES

GRISTEDE'S FOODS, INC.

The Company operates 45 supermarkets and three free standing pharmacies offering health and beauty aids and general merchandise.

The business address of Gristede's is 823 Eleventh Avenue, New York, New York 10019-3535 and the business telephone number is (212) 956-5803.

For additional information concerning Gristede's, see "Financial and Other Information" and "Where You Can Find More Information."

GRISTEDE'S ACQUISITION CORP.

Mergerco is a Delaware corporation organized by the Catsimatidis Group. Mergerco was organized for the purpose of effecting the Merger and will be merged with and into Gristede's.


Prior to the Merger, the members of the Catsimatidis Group, will contribute all of their respective equity interests in Gristede's to Mergerco in exchange for shares of common stock of Mergerco. The Catsimatidis Group collectively owns 17,922,158 shares of Common Stock, or approximately 91.3% of Gristede's outstanding Common Stock. Mr. Catsimatidis, RAG and UAC will contribute 5,491,614, 12,330,544 and 100,000 shares of Common Stock, respectively, to Mergerco. RAG and UAC are entities that are each controlled by Mr. Catsimatidis.


Mergerco, as a single purpose entity, does not have any material assets, prior to the contribution of Common Stock from the Catsimatidis Group, own any shares of Gristede's, or conduct any activity except that is incident to its formation and in connection with the Merger and the related transactions described above. The business address of Mergerco is 823 Eleventh Avenue, New York, NY 10019-3535 and the business telephone number is (212) 956-5803.

JOHN A. CATSIMATIDIS

Prior to the Merger, Mr. Catsimatidis, the President and Chief Executive Officer of Gristede's, will contribute all of his equity interests in Gristede's to Mergerco in exchange for shares of common stock of Mergerco. The business address of Mr. Catsimatidis is 823 Eleventh Avenue, New York, NY 10019-3535 and the business telephone number is (212) 956-5803.

RED APPLE GROUP, INC.

Prior to the Merger, RAG will contribute all of its equity interests in Gristede's to Mergerco in exchange for shares of common stock of Mergerco. RAG is a Delaware corporation which is a holding company and the sole stockholder of UAC. The business address of RAG is 823 Eleventh Avenue, New York, NY 10019-3535 and the business telephone number is (212) 956-5803.

UNITED ACQUISITION CORP.

Prior to the Merger, UAC will contribute all of its equity interests in Gristede's to Mergerco in exchange for shares of common stock of Mergerco. UAC is a Delaware corporation which is a holding company. The business address of UAC is 823 Eleventh Avenue, New York, NY 10019-3535 and the business telephone number is (212) 956-5803.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER


Gristede's became a publicly-traded company in 1968. In the recent past, the price of its Common Stock in the trading market, the volume of stock trading activity and its institutional and research following have all been unsatisfactory in the view of Gristede's management and Board of Directors. The $0.87 per share proposed price in the Plan of Merger is a premium of 8.75% over the closing sales price of the shares of Common stock of $0.80 per share, on April 12, 2004, the last trade day prior to the April 13, 2004 announcement of the proposal.


On April 13, 2004, Mr. Catsimatidis presented a letter to the Board of Directors, pursuant to which he offered to purchase all the Common Stock not owned by him or his affiliates for $0.87 per share in cash, without interest (the "Offer"). The Merger would be effected as a parent-subsidiary merger with Mergerco merging with and into Gristede's, with Gristede's as the surviving corporation. See "The Plan of Merger."

The Board, at a telephonic board meeting on April 14, 2004, determined that because Mr. Catsimatidis' offer appeared to be sincere and credible, it was worth pursuing since the offer came from the controlling shareholder of the Company, and did not contain a financing contingency. It further determined that in view of the possible conflicts of interest attendant to any buy-out proposal from an affiliate, it was advisable to appoint a Special Committee of the Board of Directors, comprised of independent directors, to discuss the offer (the "Special Committee"). The designated members of the Special Committee were Frederick Selby, Martin Steinberg and Edward Salzano. The Special Committee chose Mr. Selby as its Chairman. At a telephonic board meeting on April 19, 2004, the Special Committee reported to the Board of Directors as to the progress it was making in choosing a financial advisor to render an opinion to the Special Committee concerning the fairness of the Offer to the Unaffiliated Stockholders.

Thereafter, the Special Committee, acting through Mr. Selby, interviewed several investment banking firms, and on April 28, 2004, retained Brooks, Houghton to evaluate the fairness of the Merger Consideration being offered by the Catsimatidis Group and to deliver an opinion to the Committee as to the fairness from a financial point of view to the Unaffiliated Stockholders of the Merger Consideration. Thereafter, on June 17, 2004, Brooks, Houghton presented to the Special Committee its analyses of the fairness of the Merger Consideration. A draft of the proposed fairness opinion was delivered to the Special Committee on June 27, 2004.

After considering, among other things, the material positive and negative factors of the Offer, and after obtaining the final opinion regarding the fairness of the Merger from Brooks, Houghton (the "Opinion"), the Special Committee, on September 10, 2004, unanimously determined that the Merger of Mergerco with and into Gristede's, with Gristede's as the surviving corporation, was in the best interests of Gristede's Unaffiliated Stockholders and that the $0.87 per share Merger Consideration was fair to Gristede's Unaffiliated Stockholders and unanimously recommended that the Board of Directors approve the Merger. The Board of Directors, with Mr. Catsimatidis abstaining, subsequently approved the Merger on September 10, 2004.

Gristede's issued a press release on April 13, 2004 announcing the Offer.

FAIRNESS OF THE MERGER


The Board of Directors believes that the Merger is fair to and in the best interests of the Company and is procedurally and substantively fair to its Unaffiliated Stockholders. The Board of Directors also believes that the processes surrounding the Merger were procedurally fair, as all of the directors who are not employees of the Company approved the Merger and John A. Catsimatidis abstained from the fairness determination of the Board of Directors because, as a controlling person of Mergerco, he had a conflict of interest in recommending approval of the Plan of Merger. The Board of Directors recognizes that there is an absence of a requirement that approval of a majority of the Unaffiliated Stockholders be obtained in order to effect the Merger and also that Brooks, Houghton was not retained to act solely on behalf of Unaffiliated Stockholders; nevertheless, the Board of Directors concluded that the Merger is procedurally fair to the Unaffiliated Stockholders because, among other things:

     o the Board of Directors established a Special Committee consisting entirely of non-management non-affiliated independent directors;

     o the Special Committee retained Brooks, Houghton to evaluate the Merger and its fairness to Unaffiliated Stockholders; and

     o Brooks, Houghton delivered an opinion as to the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Merger Consideration.

In considering whether the Merger is fair and in the best interests of Company and its Stockholders, including the Unaffiliated Stockholders, the Board of Directors considered the recommendation and conclusions of the Special Committee and adopted the analyses made by Brooks, Houghton in evaluating the Merger and its fairness to the Unaffiliated Stockholders.


Because the transaction is structured as a "short form" merger under Delaware law, the vote of the stockholders of the Company is not required to consummate the transaction.


On April 14, 2004, the Board of Directors appointed the Special Committee to evaluate the Offer and determine its fairness from a financial point of view to the Unaffiliated Stockholders. None of the members of the Special Committee are officers or employees of the Company and will not be owners or employees of Mergerco following the Merger. The members of the Special Committee have no financial interest in the Merger that is different from the interests of the Unaffiliated Stockholders, other than the receipt of fees for services as members of the Board of Directors and committees of the Board of Directors of Gristede's. In addition, Mr. Selby is receiving a fee of $2,000 as Chairman of the Special Committee.

In considering whether the Merger is fair and in the best interest of the Company and its Stockholders, including the Unaffiliated Stockholders, who will receive the Merger Consideration, the Special Committee considered a number of factors in making that determination including the conclusions reached by Brooks, Houghton in the Opinion and adopted the analyses made by Brooks, Houghton in evaluating the Merger and its fairness to the Unaffiliated Stockholders.. The material factors, both positive and negative, are summarized below.

The material positive factors include:

Advantage of Liquidity Given Public Company Limitations. The Special Committee considered the limitations the Company suffered and could likely continue to suffer as a public company, including its limited trading volume, lack of institutional sponsorship, low public float, small market capitalization, and negligible research attention from analysts, all of which adversely affect the trading market for and the value of Common Stock. The Merger offers stockholders an opportunity to achieve liquidity in their stockholdings that is not otherwise available due to the thin trading of Gristede's shares;

Financial Condition and Operating Prospects. The Company is very highly leveraged and has a net worth at May 30, 2004 of only $1.4 million. The Company has suffered net losses in four of the last five years and projects a loss for fiscal 2004. In addition, the Company faces competition from competitors with greater resources than the Company. The Special Committee considered its knowledge of the Company's business, operations, assets, financial condition, operating results and prospects, in light of the Merger Consideration provided under the Plan of Merger;

Dependence on Principal Stockholder. The Company has been dependent, in recent years, on advances from members of the Catsimatidis Group to meet the capital requirements of the Company in excess of requirements satisfied from institutional borrowings and cash flow generated from operations. The Merger will allow stockholders to realize upon their investment and will eliminate the risk stockholders of the Company could face if Mr. Catsimatidis and his affiliates decide to either stop advancing funds to the Company or to charge the Company for the fair market value of credit facilities and services extended to the Company;


Market Price and Premium. The Special Committee considered the fact that the Merger would provide the Company's Unaffiliated Stockholders with a premium for their shares of 8.75% compared to the market price of the Common Stock, because the $0.87 per share represented both a premium to the $0.80 per share closing sales price of the shares of Common Stock on April 12, 2004, the last day the stock traded prior to the Offer and a premium to the average closing price of the Common Stock in calendar 2004 through April 12, 2004 of $0.86; the Special Committee noted that the market price of the Common Stock had at times during the past year exceeded the Merger Consideration, but the Special Committee did not consider that fact relevant in evaluating the fairness of the Merger Consideration to the Unaffiliated Stockholders, because of the limited trading volume of the Common Stock.


Limited Ability to Entertain Proposals From Other Potential Buyers. The Special Committee considered the fact that the Catsimatidis Group's equity ownership interest, coupled with their stated intention of not being willing to sell their shares to a third party, would make it difficult to find a buyer who might express an interest in presenting a competing offer;

Form of Merger Consideration. The Special Committee considered the fact that the consideration to be received by the Company's stockholders in the Merger will consist entirely of cash, providing stockholders with complete liquidity of their investment;

Absence of a Financing Contingency. The Special Committee considered the fact that the Catsimatidis Group have the necessary financing to complete the Merger, and the Catsimatidis Group do not have the right to unilaterally terminate the Plan of Merger; and


Costs of Complying with SEC Regulations. The Special Committee considered the significantly increased costs of approximately $750,000 per annum the Company is incurring to remain a publicly traded company and would continue to incur in order to comply the Sarbanes-Oxley Act of 2002.


The material negative factors include:

Taxation of Merger Consideration. The Special Committee considered that the cash consideration to be received by the Company's Unaffiliated Stockholders would be taxable to those stockholders. Some Unaffiliated Stockholders may have a basis in the stock below $0.87 per share and in such instance would incur a tax on their gains; and

Loss of Equity Interest. The Special Committee considered the fact that if the Merger is consummated, the Company's Unaffiliated Stockholders will not participate in the future growth of the Company. Because of the risks and uncertainties associated with the Company's future prospects, the Special Committee concluded that the Merger was preferable to preserving for the holders of such stock a speculative potential future return. The Board also recognized that the Catsimatidis Group would have an opportunity, subject to the risks of the Company's business, to benefit from any increases in the value of the Company following the Merger. The Special Committee recognized that this represented a conflict between the interests of the Catsimatidis Group and the Company's Unaffiliated Stockholders. The abstention of Mr. Catsimatidis from the fairness determination and the formation of the Special Committee were undertaken in light of the conflicting interests of the Catsimatidis Group.

The foregoing discussion of the information and factors discussed by the Special Committee is not meant to be exhaustive, but includes all material factors, both positive and negative, considered by the Special Committee to support its decision to approve the Plan of Merger and to determine that the transactions contemplated thereby are in the best interests of the Company and fair to the Company's Unaffiliated Stockholders. The Special Committee did not assign relative weights or other quantifiable values to the above factors; rather, the Special Committee viewed its position as being based on the totality of the information presented to and considered by the Special Committee members, and that on balance, the positive factors discussed above outweighed the negative factors discussed above.

After a review of these factors, the Special Committee determined the fairness of the Merger.

The Special Committee reasonably believes that the Merger Consideration offered to the Unaffiliated Stockholders under the Merger is fair. In reaching this conclusion, the Special Committee relied on an evaluation of several price methodologies, performed by Brooks, Houghton.

The Special Committee also believes the process it followed in approving the Plan of Merger was procedurally fair because:

     o the members of the Board of Directors who voted on the determination consisted entirely of directors who are not Company officers or controlling stockholders or their family members; and

     o the members of the Board of Directors who voted on the determination will not personally benefit from the consummation of the Merger contemplated by the Plan of Merger, other than in their capacity as holders of Common Stock and options, which were not considered to be material.

The Merger does not require a vote of the stockholders of the Company.


The Catsimatidis Group believes that the Merger is fair to the Company and is procedurally and substantively fair to the Unaffiliated Stockholders and considered the same factors as the Special Committee considered in reaching that conclusion. The Catsimatidis Group reviewed the conclusion reached by Brooks, Houghton and adopted the analyes made by Brooks, Houghton in evaluating the Merger and its fairness to the Unaffiliated Stockholders. All references to considerations, analyses and conclusions by the Special Committee as to fairness and to factors considered by the Special Committee apply as well to the Catsimatidis Group. None of the members of the Catsimatidis Group considered the absence of a requirement that approval of a majority of the Unaffiliated Stockholders be obtained in order to effect the Merger as a factor detracting from the fairness of the Merger, because Gristede's Board of Directors implemented the effective procedural fairness measures discussed above.


FAIRNESS OPINION OF BROOKS, HOUGHTON SECURITIES, INC.

On April 28, 2004, the Special Committee retained Brooks, Houghton to evaluate the fairness of the Merger Consideration being offered by the Catsimatidis Group and to deliver an opinion to the Special Committee as to the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Merger Consideration. Brooks, Houghton is a New York City based investment banking firm with expertise in valuing businesses and securities and rendering fairness opinions. Brooks, Houghton is often engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The Special Committee interviewed several investment banking firms and selected Brooks, Houghton because of its independence, its experience and expertise in performing valuation and fairness analysis, its favorable reputation of providing quality investment services to the small cap market, and the competitive pricing of its services. Brooks, Houghton has not previously been a client of Gristede's, nor does it beneficially own any interest in Gristede's.

The engagement letter between Brooks, Houghton and the Special Committee provides that, for its services, Brooks, Houghton is entitled to receive a fee of $65,000, of which $30,000 was paid upon the commencement of Brooks, Houghton's engagement, $20,000 upon completion of its study and issuance of a draft of the form of their opinion, and $15,000 upon Brooks, Houghton providing the signed Opinion. Brooks, Houghton will be reimbursed for certain of its out-of-pocket expenses, including legal fees, and indemnified for certain losses, claims, damages and liabilities relating to or arising out of the services provided by Brooks, Houghton. Brooks, Houghton was not engaged to determine or recommend the amount of the Merger Consideration.

At a meeting on June 17, 2004, Brooks, Houghton presented its analysis of the fairness of the Merger Consideration. Brooks, Houghton presentation to the Special Committee included a discussion of:

     o    the situation faced by the Company;

     o    industry factors that affect value;

     o    analysis of the Company's capitalization;

     o    historical, recent, and projected financial performance;

     o the Merger Consideration in relation to recent Gristede's stock prices;

     o the Merger Consideration in relation to prices of comparable publicly traded stocks;

     o comparison of the Merger Consideration to comparable M&A offers and completed transactions;

     o the value of Gristede's implied by the net present value of future cash flows based on Company projections; and

     o    liquidation and other tests of value.

A draft of the Opinion was delivered to the Special Committee on June 27, 2004. Upon the Company's filing of its interim report on Form 10-Q for the quarter ended May 30, 2004, Brooks, Houghton reviewed its fairness opinion analyses in light of the Company's most recent performance and current market conditions. Subsequently, on September 10, 2004, Brooks, Houghton delivered its signed Opinion, that as of the date of the Opinion and based on and subject to the matters described in the Opinion, including various assumptions the Special Committee directed Brooks, Houghton to make, the Merger Consideration to be received by the Unaffiliated Stockholders pursuant to the Merger is fair from a financial point of view.

THE FULL TEXT OF BROOKS, HOUGHTON'S OPINION IS ATTACHED TO THIS GOING PRIVATE STATEMENT AS EXHIBIT G AND IS INCORPORATED BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL OPINION. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY BROOKS, HOUGHTON.

THE PREPARATION OF A FAIRNESS OPINION IS A COMPLEX PROCESS AND IS NOT NECESSARILY SUSCEPTIBLE TO PARTIAL ANALYSIS OR SUMMARY DESCRIPTION. THE SUMMARY SET FORTH BELOW DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES AND PROCEDURES APPLIED, THE JUDGMENTS MADE OR THE CONCLUSIONS REACHED BY BROOKS, HOUGHTON OR A COMPLETE DESCRIPTION OF ITS PRESENTATION TO THE SPECIAL COMMITTEE. BROOKS, HOUGHTON BELIEVES, AND ADVISED THE SPECIAL COMMITTEE AND THE COMPANY'S BOARD OF DIRECTORS, THAT SELECTING PORTIONS OF ITS ANALYSIS AND SOME OF THE FACTORS CONSIDERED BY IT, WITHOUT CONSIDERING THE COMPLETE ANALYSIS AND ALL FACTORS, COULD CREATE AN INCOMPLETE OR MISLEADING VIEW OF THE PROCESS UNDERLYING ITS ANALYSIS AND OPINION.

Certain Assumptions of Brooks, Houghton.

Brooks, Houghton's Opinion is based on the terms of the Plan of Merger in the form attached as Exhibit A. If the material terms of the Plan of Merger change or if the business performance of Gristede's materially changes between the date of the Opinion and the closing of the Merger, the conclusions reached by Brooks, Houghton may no longer be accurate. When rendering its opinion as to the fairness to the Unaffiliated Stockholders of the Merger Consideration from a financial point of view, Brooks, Houghton did not consider any potential events or transactions that may take place subsequent to the date of its Opinion.

Brooks, Houghton relied on information and representations made or given by the Company, and its officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued or provided to Brooks, Houghton by the Company including financial statements, financial projections and stock price data as well as certain information from recognized independent sources. Brooks, Houghton did not independently verify the information concerning the Company or other data which it considered in its review and, for purposes of the Opinion, Brooks, Houghton assumed and relied upon the accuracy and completeness of all such information and data. Brooks, Houghton did not conduct a physical inspection of the properties or facilities of the Company (all facilities are leased). Brooks, Houghton did not prepare or obtain any independent evaluation or appraisal of the properties or facilities of the Company. Though Brooks, Houghton considered the value of the Company in liquidation, at the Special Committee's request, Brooks, Houghton's Opinion was limited solely to its review of the consideration in relation to the value of Gristede's as a going concern.

With regard to financial and other information relating to the general prospects of the Company, Brooks, Houghton assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgments of the management of Gristede's as to Gristede's most likely future performance. Brooks, Houghton assumed, with the Special Committee's consent that the Plan of Merger and related documents that Brooks, Houghton reviewed conform in all material respects to their final form. Additionally, Brooks, Houghton assumed that the Merger is in all respects lawful under applicable law.

Brooks, Houghton's Opinion was based upon information provided to it by the management of Gristede's, as well as market, economic, industry, financial and other conditions as they existed on the Opinion date and the Opinion speaks to no other period. Brooks, Houghton's Opinion pertains only to the Merger Consideration and was provided for the information and assistance of the Special Committee. The Opinion does not constitute a recommendation to the Special Committee.

Preparation of Opinion.

In connection with the preparation of its Opinion, Brooks, Houghton reviewed and analyzed a variety of documents and made those inquiries that it deemed necessary and appropriate under the circumstances. Among other things, Brooks, Houghton took the following actions:

(i) reviewed certain publicly available financial and other information on the Company, including the Company's annual reports on Form 10-K for its fiscal years ended 2003 and 2002 and its quarterly reports for the periods ended May 30, 2004 and February 29, 2004, which our management identified as the most recent financial information available

(ii) reviewed the historical financial performance, current financial position and general prospects of Gristede's, and reviewed certain internal financial analyses and forecasts prepared by our management,

(iii) reviewed the Plan of Merger attached hereto as Exhibit A,

(iv) studied and analyzed the stock market trading history of Gristede's for the past 3 years,

(v) compared certain financial and stock market information for Gristede's with similar information for certain other operators of grocery/supermarket stores whose securities are publicly traded and reviewed the financial terms of certain recent business combinations involving grocery/supermarket stores,

(vi) visited Company headquarters offices and met and communicated with certain members of Gristede's senior management to discuss Gristede's operations, historical financial statements and future prospects, and

(vii) conducted such other financial analyses, studies and investigations as Brooks, Houghton deemed appropriate.

The paragraphs that follow describe the financial and comparative analyses performed by Brooks, Houghton in connection with its Opinion. The analyses were prepared in the May-July 2004 time frame using the most current financial information then available. At that time, the most recent financial results for Gristede's were for the quarter ended February 29, 2004. Subsequently, Brooks, Houghton reviewed its fairness opinion analyses in light of the more current information contained in Gristede's interim report on Form 10-Q for the quarter ended May 30, 2004 and determined that the conclusions it had reached in its analyses were unchanged by the more current information and current market condition.

Context of the Merger Offer.

Brooks, Houghton noted, among other things, that:

     o The Offer was for an approximate 8.7% minority stake in the Company and hence was not for control. Mr. Catsimatidis was currently offering substantial capital, personal financial guarantees, and services to the Company and was not charging for the capital and was charging below market for his services. As a result the reported results of the Company were benefiting substantially from the exclusion of such costs.

     o Trading volumes in Gristede's stock offered limited liquidity for the minority stockholders.

     o Gristede's has a history of financial losses, projects a loss for 2004, and is currently financially fragile and very highly leveraged.

     o The cash nature of the Merger Consideration and the fact the buyer had completed due diligence and his readiness to close were positive factors in relation to the Offer.

     o Management has represented that Gristede's had received no offers from others to buy its business in at least the last five years.

     o The Company in recent years faced significant competition from new stores and entrants, including non-store based competitors delivering groceries from phone and internet orders.

     o The Offer valued Gristede's at an enterprise value to EBITDA ratio (based on trailing 12 months earnings to February 29, 2004) of 10.0 times, and the Merger Consideration was 6.3 times the book value of Gristede's February 29, 2004 equity. The definition of EBITDA Brooks, Houghton used is earnings before taxes interest, depreciation and amortization (exclusive of changes in deferred rents) and before extraordinary or non-recurring income and expense. Enterprise value was computed equal to the market value of owners' equity plus borrowings including capitalized leases, minus cash and marketable securities.

Merger Consideration in relation to recent Gristede's stock prices.

Gristede's common stock traded in a range of $0.75 to $1.00 in 2004 prior to announcement of the Offer on April 13, 2004, and had an average closing price in 2004 prior to the date the Offer was announced of $0.86 per share. Brooks, Houghton noted that due to the low trading volume in Gristede's stock that its price was susceptible to large percentage price movements on little volume. As an example, Gristede's stock closed at $0.82 per share on March 12, 2004, one month prior to the date the Offer was announced, and the next trading date, March 15, closed at $1.00 per share, a 22% increase. The total cumulative dollar value of trading in Gristede's stock in January through March 2004 (3 months) was under $90,000. As a basis of comparison, for the U.S. market as a whole there were 314 reported public M&A transactions in U.S. listed stocks in 2004 (to June 2004), and the average offer represented a 25.7% premium to the stock price four weeks prior to the date the Offer was announced. Most reported M&A transactions were for control.

Brooks, Houghton concluded that because the Offer is not a control transaction and the Merger Consideration is consistent with or a slight premium to the price of Gristede's stock in the period leading up to the Offer, the fairness of the Offer was generally supported in comparing it to the pre-Offer market price of Gristede's stock. However, because of the thin trading and low price of Gristede's stock, Brooks, Houghton did not place significant weight on market price or a premiums-to-market analysis as a measure of fairness.

Merger Consideration in relation to prices of comparable publicly traded stocks.

The key measures Brooks, Houghton used in comparing Gristede's financially with other similar publicly traded companies were revenues, EBITDA, enterprise value and book value.


Brooks, Houghton identified and reviewed the universe of U.S. based publicly traded companies which represented as closely as possible a pure play in the grocery business. Brooks, Houghton eliminated the largest companies (with markets caps over $5 billion) and those with market caps so low that market prices might not reflect fair value. A group of eight companies was selected for comparison purposes based on business description, size and markets served. The eight companies selected were Fooderama Supermarkets, Inc., Ingles Markets, Inc., Marsh Supermarkets, Inc., Pantry, Inc., Pathmark Stores, Inc., Village Super Market, Inc., Whole Foods Market Inc., and Wild Oats Markets, Inc. All eight companies are significantly larger in revenues, profit, market capitalization, and enterprise value than Gristede's s, but because their stocks are actively traded they provide a reasonable measure of how the market values grocery companies with businesses similar to Gristede's.

For the comparison group Brooks, Houghton calculated the ratio of enterprise value to revenues, enterprise value to EBITDA, and market value of equity to book value. In each instance, the higher the value for the Gristede's calculated ratio under the Offer, the more favorable the Offer for Gristede's Unaffiliated Stockholders. Because Gristede's is unprofitable, Brooks, Houghton was not able to use profitability as a measure of value.

     o The Offer compared favorably in each instance to the median value provided by the comparison group despite the fact the comparison group was composed of larger, more stable, less highly levered companies, which would generally merit a valuation premium relative to Gristede's.

     o The median of the comparison group for enterprise value to revenues was 0.26, versus 0.31 for the Gristede's Offer; for enterprise value to EBITDA the median value was 6.1 compared to 10.0 for Gristede's; and market value of equity to book value the median value of the comparison group was 1.0 compared to 6.2 for Gristede's.

     o Because Gristede's EBITDA is projected by the Company to increase from $8.4 million in the 52 weeks ending February 2004 to $10.6 million for the 52 weeks ending November 2004, a 26% increase, Brooks, Houghton performed a calculation of Gristede's enterprise value / EBITDA ratio using the projected FYE November 2004 EBITDA. Using the projected Gristede's EBITDA, the calculated enterprise value /EBITDA ratio for Gristede's was 8.0, an amount still well above the median of the comparison group of 6.1 whose ratios were based on their trailing 12-months numbers.

The table below provides a statistical summary of the comparable company analysis:


Grocery Industry Publicly Traded Comparables
Prepared June 2004                                                                     Valuation Statistics
                                                                     ---------------------- ------------------------ -----------
                                                                     Financial Performance  Enterprise Value /
--------------------- ------------ ---------- ----------- ---------- ---------- ----------- ----------- ------------ -----------
Company                 5/18/04      Market   Enterprise  Revenues    EBITDA    Net Income   Revenues     EBITDA     Mkt.
                      Stock Price    Equity     Value                                                                Equity
                                     Value                                                                           Value /
                                                                                                                     Book Value
--------------------- ------------ ---------- ----------- ---------- ---------- ----------- ----------- ------------ -----------
                                      $ mm        $ mm      $ mm        $ mm        $ mm
Fooderama                 $ 37.25    $   37      $   208   $ 1,087     $   38      $   3         0.19          5.5         0.9
Supermarkets Inc.
Ingles Markets Inc.       $ 10.59    $   251     $   827   $ 2,062     $  115      $  19         0.40          7.2         1.0
Marsh Supermarkets        $ 13.56    $    56     $   362   $ 1,653     $   50      $   3         0.22          7.2         0.8
Inc.
Pantry Inc.               $ 17.97    $   367     $   928   $ 2,998     $  137      $   3         0.31          6.8         3.1
Pathmark Stores Inc.      $  6.85    $   204     $   820   $ 3,991     $  190      $  17         0.21          4.3         0.6
Village Super             $ 31.65    $    98     $    96   $   921     $   30      $  11         0.10          3.2         0.9
Market Inc.
Whole Foods Market        $ 77.51    $ 4,666     $ 4,647   $ 3,520     $  313      $ 127         1.32         14.8         5.7
Inc.
Wild Oats Markets         $ 13.09    $   393     $   404   $   997     $  137      $   5         0.41          3.0         2.2
Inc.

High-Low Range (8 Cos.)                                                                  1.32 - 0.10    14.8 - 3.0   5.7 - 0.6
High-Low Range excluding Highest and Lowest (6 Cos.)                                     0.41 - 0.19     7.2 - 3.2   3.1 - 0.8

Average (8 Cos.)                                                                                0.39           6.5         1.9
Median (8 Cos.)                                                                                 0.26           6.1         1.0

Gristede's Foods          $  0.87    $    17     $    84   $   275     $    8      $ (11)       0.31          10.0         6.2
Inc.
Gristede's Foods                     $    17     $    84   $   275     $   11      $  (2)       0.31           8.0         6.2
using 2004
Projected Revenues,
EBITDA



Brooks, Houghton concluded the Offer in relation to prices of comparable publicly traded stocks analysis was supportive of the Offer as being fair.

Comparison of the Merger Consideration to comparable M&A offers and completed transactions.

Brooks, Houghton compared the Merger Consideration offered Gristede's Unaffiliated Stockholders to the prices offered or paid in similar U.S. grocery store chain transactions from 2000 to present. Eight comparable transactions in the grocery store industry were identified for which there was publicly available information that included an EBITDA amount. In addition Brooks, Houghton used non-public information available for a ninth transaction, Gristede's 2003 offer for Kings Supermarkets (terminated due to Gristede's inability to obtain financing), a close comparable in that it is both recent and involves the New York area supermarket industry.

Brooks, Houghton used the comparable M&A transactions to examine the Gristede's Offer against the two parameters - enterprise value to revenues and enterprise value to EBITDA. Brooks, Houghton used these measures because they allow comparability irrespective of capital structure. Brooks, Houghton noted the Offer is for a minority stake whereas all the comparables, except one, was for a control stake and hence the comparison transactions theoretically include a control premium.

     o The Offer resulted in an enterprise value / revenues ratio of 0.31. This compared favorably (higher is better for Gristede's Stockholders) to both the average and median for the comparison group of 0.28. Seven of the nine M&A transactions had a lower enterprise value/revenues ratio than that of the Gristede's Offer.

     o The Offer resulted in an enterprise value / EBITDA ratio of 10.0. This compares to an average of 9.0 and a median value of 7.0 for the comparison group. Six of the nine transactions had a lower enterprise value / EBITDA than the Gristede's Offer. Brooks, Houghton also computed the enterprise value / EBITDA ratio for the Offer using Gristede's projected EBITDA for 2004. This resulted in a ratio of 8.0, again higher than the median of the group of 7.0.


The table below provides a statistical summary of the comparable M&A transaction analysis:


Comparable M&A Transactions Analysis
Prepared June 2004
-------------------------- ---------------- ---------------- -------------- ------------ -------------- --------------- ------------
         Seller                 Date             Buyer          Target        Target        Implied      Enterprise      Enterprise
                             Announced/                         Revenue       EBITDA      Enterprise       Value /         Value /
                               Closed                                                      Value of        Revenue         EBITDA
                                                                                            Target
-------------------------- ---------------- ---------------- -------------- ------------ -------------- --------------- ------------
Harry's Farmers Market,      9-Aug-01 /     Whole Foods             $132.0         $2.4          $35.0             0.27       14.5
Inc.                         31-Oct-01      Market Inc

Seiyu Ltd (The)            27-Dec-02/ 27-   Wal-Mart              $9,287.9       $364.7       $2,561.4             0.28        7.0
                               Dec-02       Stores Inc

Brodbeck Enterprises Inc   18-Apr-01 / 16   Schultz Sav-O           $106.8         $4.7          $30.9             0.29        6.6
                               Jun-01       Stores Inc
Golden Gallon                25-Aug-03 /    Pantry Inc              $379.7        $28.6         $304.3             0.80       10.6
Convenience Stores            17-Oct-03     (The)
(owned by Royal Ahold NV)

Grand Union Co (The)         2 Feb-01 /     Koninklijke           $2,116.8        $16.1         $405.9             0.19       25.3
                              12-Feb-01     Ahold NV
Uni-Marts Inc              27-Jan-04 / na   Green Valley            $434.2        $11.4          $85.1             0.20        7.5
                                            Acquisition Co
                                            LLC

Dairy Mart Convenience     15-Mar-01 / na   DM Acquisition          $723.7         $5.3          $22.5             0.03        4.3
Stores Inc                                  Corp

Delhaize America Inc        7-Sep-00 / 25   Delhaize Le          $11,088.8       $862.0       $4,767.2             0.43        5.5
                               Apr-01       Lion SA
Kings Supermarkets Inc.    17-Jul-03 / na   Gristede's Inc.         $419.8        $26.1         $121.3             0.29        4.7
(owned by Marks &
Spencer)

Co. Range - Low - High (9 Cos.)                                     $106.8 -       $2.4 -        $22.5 -  $0.03 - $0.80       $4.3 -
                                                                 $11,088         $862.0       $4,767                         $25.3
Range - Excluding Highest and Lowest Values (7 Cos.)                $132.0 -       $4.7 -        $30.9 -  $0.20 - $0.43       $4.7 -
                                                                  $9,287.9       $364.7       $2,561.4                       $14.5



Comparable M&A Transactions Analysis
Prepared June 2004
-------------------------- ---------------- ---------------- -------------- ------------ -------------- -------------- ------------
         Seller                 Date             Buyer          Target        Target        Implied      Enterprise     Enterprise
                             Announced/                         Revenue       EBITDA      Enterprise       Value /        Value /
                               Closed                                                      Value of        Revenue        EBITDA
                                                                                            Target
-------------------------- ---------------- ---------------- -------------- ------------ -------------- -------------- ------------
Average                                                           $2,696.7       $143.9         $912.5           0.28          9.0
Median                                                              $434.2        $16.1         $121.3           0.28          7.0

Gristede's Food's Inc.     13-Apr-04 / na   Private group           $274.9         $8.4          $84.4           0.31         10.0
                                            led by John
                                            Catsimatidis

Gristede's Food's Inc. as above except based on Gristede's          $275.0        $10.6          $84.4           0.31          8.0
Projections for YE 2004 for revenues and EBITDA



     o Finally, Brooks, Houghton looked at the middle market M&A industry as a whole. Out of 647 transactions announced in the last 12 months with M&A valuations between $25 and $100 million the median EBITDA multiple was 7.3x (The Deal, 6/14/04 issue).

Brooks, Houghton concluded the comparison to other comparable M&A offers and completed transactions analysis was supportive of the Gristede's Offer as being fair.

Value of Gristede's implied by the net present value of future cash flows based on Company projections.


Gristede's provided Brooks, Houghton with their most recent projections dated March 12, 2004, which were prepared by Gristede's financial department for Gristede's lenders. The projections cover the fiscal years 2004 to 2008 (5 years). Mr. Catsimatidis, as Gristede's chief executive officer reviewed and approved the projections, which predate the Offer, even though Mr. Catsimatidis' involvement in making the Offer creates a conflict of interest.


The projections assume that four unprofitable stores are closed in 2004, that no new stores are opened and that there is no interest charged on Mr. Catsimatidis' loans to the Company. Brooks, Houghton revised the Company's projections to reflect Brooks, Houghton's estimates of the estimated market costs of capital and services provided by Mr. Catsimatidis as follows: Administrative salaries and fringes were increased by $600,000 per year to provide a market based compensation to Mr. Catsimatidis for his services as Chairman and CEO; interest at the rate of 15% was charged on his subordinated loans to the Company plus a small equity kicker; excess cash from the business was applied to repay the Catsimatidis' loans; and two stores currently owned by Mr. Catsimatidis, but operated by Gristede's and whose results are included in the projections, were contributed to capital in exchange for $5,778,000 (estimated fair market value of such stores) of Gristede's Common Stock ("Revised Projections"). The income statement and balance sheet studied by Brooks, Houghton was otherwise materially unchanged from that supplied by the Company.

The Revised Projections call for a significant turnaround in business profitability. Store sales are projected to increase from $280 million in 2003 to $295 million in 2008 with 4 stores being closed in 2004. Gross margins are projected to increase from 40.2% in 2003 to 42.5% in 2008. Company EBITDA is projected to improve from 2.6% of sales in 2003, or $7,351,000 (after excluding $6.2 million of nonrecurring expenses from EBITDA), to 5.5% of sales in 2008, or $16,303,000. The Revised Projections show net losses in each of the 3 years 2004 to 2006.

Below are the Revised Projections used in the BHC analysis and a reconciliation to the Company's projections.

Gristede's Revised Projections Used in BHS Valuation Analysis and Reconciliation to Company Projections


                                               ------------- -------------- ------------- -------------- -------------
                                                                            Projected
                                               ------------- -------------- ------------- -------------- -------------
                                                   PROJ          PROJ           PROJ          PROJ           PROJ
                   $ 000's                        FYE 04        FYE 05         FYE 06        FYE 07         FYE 08
                                               ------------- -------------- ------------- -------------- -------------
Sales                                               275,000        280,000       285,000        290,000       295,000
       Gross profit                                 115,500        118,300       121,125        123,250       125,375

Store operating, G & A expenses                      90,063         91,000        92,625         94,250        95,875
       Store EBITDA                                  25,438         27,300        28,500         29,000        29,500

Total Corporate Overhead                             11,231         11,512        11,800         12,095        12,397
Interest income (exp.)                                    0              0             0              0             0
Rent leveling (expense)                              -1,100         -1,000          -900           -800          -700
Other income (expense)                               -3,000         -1,500        -1,500           -750             0
Bad debt (expense)                                     -100           -100          -100           -100          -100
                                                    -------        -------       -------        -------       -------
       COMPANY  EBITDA                               10,006         13,188        14,200         15,255        16,303

Interest expense                                      6,667          6,781         6,175          5,177         3,903
Depreciation and amortization                         9,777          9,897         9,159          9,336         9,513
Other expense (note b)                                    0              0             0              0             0
                                                    -------        -------       -------        -------       -------
Income (loss) before taxes                           -6,438         -3,490        -1,134            742         2,887
Income tax                                                0           -349          -113             74           289
                                                    -------        -------       -------        -------       -------

       Net income (loss)                             -6,438         -3,141        -1,021            668         2,598
                                                    =======        =======       =======        =======       =======

----------------------------------------------------------------------------------------------------------------------
Reconciliation to Company Projections:
--------------------------------------
Pre-tax income projected by Gristede's                -1975           1611          4011           5647          7398
BHS additions to expense to reflect fair
market value of services and capital:
CEO compensation *                                     -600           -600          -600           -600          -600
Interest on borrowings from affiliates**              -3863          -4501         -4545          -4305         -3911
                                                    -------        -------       -------        -------       -------
Pre-tax income used by BHS in valuation               -6438          -3490         -1134            742          2887
                                                    =======        =======       =======        =======       =======

Difference from Company projections:
------------------------------------
*  Added $600,000 to admin payroll & fringes to reflect fair compensation for a
   CEO.
** Added interest expense for borrowings and guarantees from affiliate at mezzanine rate of 15%.
----------------------------------------------------------------------------------------------------------------------



Brooks, Houghton applied three different EBITDA multiples, 5.0, 5.5 and 6.1, to Gristede's projected 2008 EBITDA to arrive at a range of year 2008 enterprise values. The enterprise values were increased by cash and reduced by borrowings to arrive at a 2008 range of market value for Gristede's equity. These future values were discounted by a 12% annual rate to arrive at a FYE 2003 range of value for Gristede's equity. The 5.0 and 5.5 EBITDA multiples are less than the
6.1 median EBITDA multiple of the Brooks, Houghton comparable publicly traded companies. The lower multiples reflect Brooks, Houghton's judgment that Gristede's would likely not command the median multiple because Gristede's is smaller in size, and is far less profitable and financially weak in comparison to the companies in the comparables study. The net present value for owners' equity was then apportioned among the existing 19,636,574 shares outstanding and those new shares issued in connection with the two stores and capital being supplied by Mr. Catsimatidis.

The results of the discounted net present value study revealed a computed value for Gristede's shares ranging from $0.65 per share (using the 5.0 EBITDA multiple) to $0.93 per share (using the 6.1 multiple). Brooks, Houghton believes the discounted net present value study is supportive of the fairness of the $0.87 per share Offer, particularly in light of the aggressiveness of the margin improvement in the projections that produced the values and the weak capitalization of the Company.

Liquidation and other tests of value.

At the request of the Special Committee, Brooks, Houghton was asked to study the fairness of the Offer solely on the basis of Gristede's as a going concern. The Company leases much of its fixed assets under capitalized leases. The major assets of the business are the inventory, furniture and fixtures, capitalized equipment leases and capitalized leasehold interests.

Valuing the leaseholds is a difficult and subjective exercise as the Company has over 48 leases and the ability to realize on any leasehold value is a function of many factors, including: finding a counterparty who will find the lease period and terms acceptable as a sublease and who is acceptable to the landlord; finding a counterparty willing to pay an upfront premium to the Company; obtaining landlord approvals for release from continued Company liability and reclamation responsibilities; and agreeing with the landlord the profits recapture provisions contained in many leases as well as other assignment restrictions.

Brooks, Houghton considered the potential liquidation value of Gristede's business by estimating the liquidation value required from the leaseholds in order for the liquidation value to compare favorably to the Offer.

Brooks, Houghton concluded that it was highly unlikely that liquidation would result in a value to the Unaffiliated Stockholders that would equal that of the Offer.

Brooks, Houghton considered other tests of value. Brooks, Houghton concluded there was no benefit to be derived from a financial sponsor analysis using a leveraged buyout model because the business was not an attractive candidate for such a transaction as compared to the Offer. Factors that led Brooks, Houghton to this conclusion included: Gristede's history of losses; high current leverage and lack of incremental debt capacity; the high multiple of the Offer price to tangible assets; the relatively high enterprise value to EBITDA ratio being paid (10.0 based on latest 12 months and 8.0 based on pro-forma 2004); and the lack of a clear exit strategy for the financial buyer except through another leveraged recapitalization..

BENEFITS AND OTHER IMPACTS OF THE MERGER

To Gristede's Unaffiliated Stockholders.

Gristede's Board of Directors and the Catsimatidis Group believe that the primary benefit of the Merger to the Unaffiliated Stockholders is the ability to realize the fair value of their investment in Gristede's in cash. There has historically been limited liquidity in Gristede's Stock and this illiquidity has been a significant risk factor in the ownership of Gristede's Stock.

As a result of the Merger, Gristede's Unaffiliated Stockholders will cease to participate in any future earnings growth or decline and to participate in any increase or decrease in Gristede's value. In addition, each of Gristede's Unaffiliated Stockholders will recognize a taxable gain or loss on consummation of the Merger if and to the extent that the Merger Consideration received differs from each Unaffiliated Stockholder's tax basis in Gristede's Common Stock.

To the Catsimatidis Group and Gristede's.


The primary benefit to the Catsimatidis Group of the Merger is that they will participate in all of any possible future earnings growth of Gristede's and will benefit from all of any increase in Gristede's value. The Catsimatidis Group believe that Gristede's will benefit from the Merger by gaining more operating flexibility, because it will no longer need to focus on the public trading market's quarterly earnings expectations, and by reducing its operating and administrative costs because of an elimination of the burden and expense of operating as a publicly traded company. In addition , to the extent that the Company has future taxable income, the Company should be able to utilize the federal net operating loss carryforwards, which totaled approximately $28,600,000 as of the end of the Company's last fiscal year, which expire through fiscal 2018.

The primary other impacts of the Merger to the Catsimatidis Group and Gristede's are the cash outlay and associated debt burden required to pay the Merger Consideration, diminution of Gristede's ability to use Common Stock as currency for acquisitions, substantial capital-raising efforts and incentive option purposes, and the risk to the Catsimatidis Group that the Company will continue to incur losses.

CATSIMATIDIS GROUP PURPOSE AND REASONS FOR THE MERGER

The purpose of the Catsimatidis Group in undertaking the Merger is to obtain the benefits to the Catsimatidis Group and Gristede's described under "Benefits and Other Impacts of the Merger - To the Catsimatidis Group and Gristede's." In lieu of a reverse stock split, a tender offer, and a more traditional "long-form" merger, the Catsimatidis Group chose the Merger structure because it was the most efficient means to acquire the entire equity interest in Gristede's and provide cash to Gristede's Unaffiliated Stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS


In considering the recommendation of the Special Committee with respect to the Merger, you should be aware that certain members of Gristede's management have interests that may present actual or potential conflicts of interest in connection with the Merger. The most significant conflict of interest relates to the fact that Mr. Catsimatidis, as the controlling stockholder of the Company and its chief executive officer, made the Offer and he is also a member of the Board of Directors of the Company. To mitigate this conflict, the Special Committee was formed and Mr. Catsimatidis abstained from voting on the Merger. The Special Committee was aware of these potential or actual conflicts of interest and considered them along with other matters described under "Fairness of the Merger."


RETAINED EQUITY INTEREST

The Catsimatidis Group collectively owns 17,922,158 shares of Common Stock, or approximately 91.3% of Gristede's outstanding Common Stock. Upon consummation of the Merger, the Catsimatidis Group will own directly or indirectly all of the outstanding Common Stock and will therefore participate in all of its future earnings growth and any increase in value, as well as bear the risk of any future decrease in earnings and decrease in value.

                            SHARES AND STOCK OPTIONS

The value of Gristede's stock and options held directly or indirectly by members of the Board which will or may be realized upon consummation of the Merger is as follows:

                                                                                      Number of
                 Name                       Number of Shares          Value       Stock Options    Net Option Value
                 ----                       ----------------          -----       --------------   ----------------
John Catsimatidis                                 18,150,150(1)         n/a(2)          525,000           0
Martin Steinberg                                     112,642        $97,999              15,000           0
Kishore Lall                                          15,000         13,050              55,000           0
Martin Bring                                               0              0              26,000           0
Frederick Selby                                        2,110          1,836              11,000           0
Edward P. Salzano                                      3,000          2,610                   0           0
Andrew J. Maloney                                          0              0                   0           0
All officers and directors as a group          18,282,902(1)             --             632,000           0
    (7 persons)


(1) Includes an aggregate of 12,573,974 shares held by corporations controlled by Mr. Catsimatidis, 81,900 shares held by Mr. Catsimatidis as custodian, 2,057 shares held by a profit sharing plan of which Mr. Catsimatidis is a trustee, 605 shares held by Mr. Catsimatidis as a trustee of individual retirement accounts and currently exercisable options to purchase aggregate of 525,000 shares of Common Stock.

(2) Mr. Catsimatidis will not realize any value upon consummation of the Merger, except that shares held by certain corporations controlled by Mr. Catsimatidis that are not part of the Catsimatidis Group and shares held by Mr. Catsimatidis as custodian and as trustee will receive $198,354 in the aggregate in Merger Consideration.

CERTAIN EFFECTS OF THE MERGER

If the Merger is consummated, each Unaffiliated Stockholder will have the right to receive, upon consummation of the Merger, $0.87 in cash for each share of Common Stock held, without interest, and the Catsimatidis Group will hold the entire equity interest in Gristede's. See "Special Factors--Benefits and Other Impacts of the Merger" and "--Material Federal Income Tax Consequences of the Merger."


As a result of the Merger, the Catsimatidis Group's interest in the net book value of the Company, $1,409,384 as of May 30, 2004, and net earnings, ($1,591,471) as of May 30, 2004, of Gristede's will become 100%.


Common Stock is currently registered under the Exchange Act, and is traded on the American Stock Exchange under the symbol "GRI". As a result of the Merger, the registration of the Common Stock under the Exchange Act will be terminated, and the Common Stock will be delisted from the American Stock Exchange. Gristede's will thereafter be relieved of its obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the Common Stock will be relieved of the reporting requirements and "short swing" trading provisions under Section 16 of the Exchange Act. Further, Gristede's will no longer be subject to periodic reporting requirements under Section 13 of the Exchange Act and will cease filing information with the Securities and Exchange Commission (the "SEC").

PLANS FOR GRISTEDE'S AFTER THE MERGER

The Catsimatidis Group expects that, except as described in this Going Private Statement, the business and operations of Gristede's will be continued substantially as they are currently being conducted by Gristede's and its subsidiaries. However, the Catsimatidis Group expects that they may, from time to time, evaluate and review Gristede's business, operations and properties and make such changes as it considers appropriate. Gristede's recently entered into an agreement with a national internet retailer to sell and fulfill grocery orders through such retailer's web venue. This venture is presently slated to launch in September 2004, but there is no assurance as to the level of sales or profitability that this venture will generate.

Except as described in this Going Private Statement, neither the Catsimatidis Group nor Gristede's has any present plans or proposals involving Gristede's or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in Gristede's corporate structure or business. After the Merger, the Catsimatidis Group will review proposals or may propose the acquisition or disposition of assets or other changes in Gristede's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of Gristede's and its stockholders.

After the Merger, John Catsimatidis will be the sole member of the Board of Directors of Gristede's. Mr. Catsimatidis will continue to serve as Chairman, and President. See "Directors and Management" for additional information.

CONDUCT OF THE BUSINESS OF THE COMPANY IF THE MERGER IS NOT CONSUMMATED

If the Merger is not consummated, the Board of Directors expects to seek to retain Gristede's current management team and continue business as usual. There are no plans in such circumstances to operate Gristede's business in a manner substantially different than the manner in which it is presently operated.

ACCOUNTING TREATMENT

Prior to the Merger, the members of the Catsimatidis Group, will contribute all of their respective equity interests in Gristede's to Mergerco in exchange for shares of Common stock of Mergerco. The Catsimatidis Group collectively owns approximately 91.3% of Gristede's outstanding Common Stock. Since the controlling stockholders of Gristede's will also be the controlling stockholders of Mergerco, the Merger will be accounted for as a reverse acquisition of Mergerco by Gristede's and a recapitalization of Gristede's. Assets and liabilities transferred in the Merger will be recognized at their historical carrying amounts at the date of the Merger.

FINANCING OF THE MERGER

It is estimated that approximately $2,000,000 will be required to complete the Merger and pay related fees and expenses. See "Fees and Expenses."

Financing for the Merger is expected to be provided by UAC or another affiliate of Mr. Catsimatidis in the form of a loan to Mergerco. The loan is not expected to exceed $2,000,000.

REGULATORY REQUIREMENTS; THIRD PARTY CONSENTS

Gristede's does not believe that any material federal or state regulatory approvals, filings or notices are required by Gristede's or Mergerco in connection with the Merger. Gristede's does not believe any other material third party consents will be required by Gristede's or Mergerco in connection with the Merger.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences expected to result to stockholders whose shares of Common Stock are converted to cash in the Merger. This summary does not purport to be a complete analysis of all potential tax effects of the Merger. For example, the summary does not consider the effect of any applicable state, local or foreign tax laws. In addition, the summary does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances and is not intended for stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, stockholders who hold their Common Stock as part of a hedge, straddle or conversion transaction, stockholders who acquired their Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation, and stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) that may be subject to special federal income tax rules not discussed below. The following summary also does not address tax consequences to the Catsimatidis Group. The following summary assumes that stockholders have held their Common Stock as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986.

This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. No ruling from the IRS has been or will be sought nor will an opinion of counsel be obtained with respect to any aspect of the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the tax consequences expressed in this discussion or that a court would not sustain this type of challenge. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the Merger to stockholders. We cannot predict at this time whether any current proposed tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences of the Merger to stockholders. It is therefore possible that the federal income tax treatment may differ from that described below.

State and local tax laws may also impose income or other taxes upon stockholders whose shares of Common Stock are converted to cash in the Merger. State and local income tax laws vary from state to state and this discussion does not address state or local tax issues.

TREATMENT AS SALE FOR HOLDERS OF COMMON STOCK

Except as provided below, the conversion of Common Stock in the Merger will be fully taxable to stockholders as a sale or exchange of such stock. Accordingly, a stockholder who, pursuant to the Merger, converts such holder's Common Stock into cash will recognize a gain or loss equal to the difference between (1) the amount of cash received in the Merger and (2) such stockholder's tax basis in the Common Stock. Generally, a stockholder's tax basis in his Common Stock will be equal to such stockholder's cost therefore. In the case of a stockholder who is an individual, such capital gain will be taxable at a maximum capital gains rate of 15% if the holder held the Common Stock for more than one year at the time of consummation of the Merger. If the holder held the Common Stock for less than one year at the time of consummation of the Merger, in general the capital gain would be taxed at ordinary income tax rates. Certain limitations apply to the deductibility of capital losses by stockholders. Gain or loss must be determined separately for each block of Common Stock acquired at the same cost in a single transaction.

TREATMENT AS REDEMPTION FOR DISSENTERS AND OTHER STOCKHOLDERS

For federal income tax purposes, Gristede's may be deemed to be the source of a portion of the cash consideration issued in the Merger (particularly if debt used to fund the Merger is assumed by Gristede's in the Merger) and Gristede's will be deemed to be the source of cash consideration for payments in satisfaction of dissenters' rights. Therefore, to the extent that cash received by a stockholder is from Gristede's or deemed to be from Gristede's, the receipt of cash in exchange for such stockholder's Common Stock in the Merger or in satisfaction of dissenters' rights will be treated as a redemption of Common Stock taxable for federal income tax purposes as determined under section 302 of the Code.

Section 302(d) of the Code provides that if the receipt of redemption payments has the effect of a distribution of property, then cash distributed will be treated as a dividend taxable under section 301 of the Code as ordinary income to a stockholder receiving such cash payments, generally to the extent of the stockholder's share of undistributed accumulated or current earnings and profits of Gristede's. In the case of a stockholder who is an individual, such dividend will be taxable at a maximum rate of 15%. The remainder, if any, of the cash distributed in excess of the undistributed accumulated or current earnings and profits of the company will be treated first as a non-taxable recovery of basis in a stockholder's Common Stock, and second as capital gain arising from the sale or exchange of property subject to the tax treatment reflected above. The determination of whether or not the receipt of cash payments has the effect of a distribution of a dividend will depend on each stockholder's particular circumstances and is made by applying the dividend equivalency tests of section 302 of the Code.

Under section 302 of the Code, a stockholder receiving a cash payment as a redemption will not be treated as having received a dividend equivalent distribution if the transaction:

     o results in a "complete redemption" of the stockholder's equity interest in the Company;

     o results in a "substantially disproportionate" redemption with respect to the stockholder; or

     o is "not essentially equivalent to a dividend" with respect to the stockholder.

Each of these section 302 tests is explained more fully below.

CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES

In applying each of the section 302 tests, stockholders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of section 318 of the Code. Pursuant to the constructive ownership rules, a stockholder is treated as owning any shares that are owned, actually and in some cases constructively, by certain related individuals and entities as well as shares that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the section 302 tests described below, stockholders should consult their tax advisors to determine whether the conversion of their shares and receipt of a payment pursuant to the Merger will be deemed dividend equivalent in their particular circumstances.

SECTION 302 TESTS

One of the following tests must be satisfied in order for the distribution not to be treated as the equivalent of a dividend for federal income tax purposes:

     o Complete Termination Test. The distribution will result in a "complete redemption" of the stockholder's equity interest in the Company only if all of the Common Stock that is actually owned by the stockholder is sold pursuant to the Merger and the shares that are constructively owned by the stockholder are sold or, with respect to shares owned by certain related individuals, the stockholder effectively waives, in accordance with section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the stockholder. Certain restrictions apply to the waiver of attribution of shares. Stockholders wishing to satisfy the "complete redemption" test through waiver of the constructive ownership rules should consult their tax advisors.

     o Substantially Disproportionate Test. The distribution will result in a "substantially disproportionate" redemption with respect to the stockholder if, among other things, the stockholder owns actually and constructively less than 50% of the total combined voting power of all classes of stock after the redemption, and the percentage of the then outstanding voting Common Stock actually and constructively owned by the stockholder immediately after the purchase is less than 80% of the percentage of the previously outstanding voting Common Stock actually and constructively owned by the stockholder immediately before the purchase.

     o Not Essentially Equivalent to a Dividend Test. The distribution will be treated as "not essentially equivalent to a dividend" if the reduction in the stockholder's proportionate interest actually and constructively owned constitutes a "meaningful reduction" given the stockholder's particular circumstances. Whether the receipt of a cash payment will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. Stockholders should consult their tax advisors as to the application of this test in their particular circumstances.

If a stockholder receives only cash payments and satisfies any of the section 302 tests described above, the stockholder will be treated as if it sold its Common Stock and will recognize capital gain or loss as described above.

If a stockholder does not satisfy any of the section 302 tests described above, the purchase of a stockholder's Common Stock will not be treated as a sale or exchange under section 302 of the Code. Instead, the amount received by a stockholder in the redemption will be treated as a dividend distribution under section 301 of the Code, to the extent, first, of the stockholder's applicable share of Gristede's current or accumulated earnings and profits, as defined for U.S. federal income tax purposes. In the case of a stockholder who is an individual, such dividend will be taxable at a maximum rate of 15%. To the extent the amount exceeds the stockholder's applicable share of current or accumulated earnings and profits, the excess first will be treated as a tax free return of capital to the extent of the stockholder's basis in its Common Stock and any remainder will be treated as capital gain, which may be long term capital gain as described above. The determination of whether a corporation has earnings and profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, the amount of current earnings and profits can be determined only at the end of the taxable year. Accordingly, it is unclear whether Gristede's will have sufficient current and accumulated earnings and profits to cover the amount of any payment made to stockholders. To the extent that a redemption is treated as the receipt by the stockholder of a dividend, the stockholder's tax basis in the redeemed shares will be added to any shares of Common Stock retained or sold by the stockholder, and may be lost if the stockholder does not actually retain any stock ownership in Gristede's.

TREATMENT OF HOLDERS OF STOCK OPTIONS

Because all of the outstanding options of Gristede's have exercise prices that exceed the Merger Consideration, no outstanding option to acquire Common Stock will receive any payment under the Plan of Merger.

BACKUP WITHHOLDING

A stockholder whose Common Stock is converted to cash pursuant to the Merger may be subject to backup withholding equal to 28% of the gross proceeds from the conversion of such Common Stock unless such stockholder (1) is a corporation or other exempt recipient and, when required, establishes this exemption or (2) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Gristede's with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability.

Gristede's will report to stockholders and to the IRS the amount of any reportable payments, including payments made to stockholders pursuant to the Merger, and any amount withheld pursuant to the Merger.

Each stockholder or option holder should consult his, her or its own tax advisor with respect to the particular tax consequences to it of the transactions described herein, including the applicability and effect of state, local and foreign tax law.

TAX TREATMENT TO CATSIMATIDIS GROUP

Prior to the Merger, the Catsimatidis Group will contribute all of their respective equity interests in Gristede's to Mergerco in exchange for shares of common stock of Mergerco. It is intended that such transfers will qualify as transfers to a controlled corporation in which gain or loss is not recognized under Section 351 of the Code. In addition, no gain or loss will be recognized in the Merger by Mergerco, any of its affiliated entities, or Gristede's.

FEES AND EXPENSES

Whether or not the Merger is consummated and except as otherwise described herein, all fees and expenses incurred in connection with the Merger will be paid by Mergerco.

Estimated fees and expenses (rounded to the nearest thousand) to be incurred by Mergerco in connection with the Merger, the financing and related transactions are as follows:


                                                                   Mergerco
                                                                   --------
       Independent Investment Bank fees(1)....................      $65,000
       Legal and accounting fees and expenses.................     $100,000
       Printing and solicitation fees and expenses............      $10,000
       Other expenses.........................................       $5,000
                                                                     ------

              Total...........................................     $180,000
                                                                   ========

(1) See "Fairness Opinion of Brooks, Houghton Securities, Inc."

To the extent not paid by Mergerco prior to consummation of the Merger, all such fees and expenses will be paid by Gristede's if the Merger is consummated. If the Merger is not consummated, Mergerco will bear all fees and expenses.

                               THE PLAN OF MERGER

The following is a summary of the material provisions of the Plan of Merger, a copy of which is attached as Exhibit A to this Going Private Statement. This summary is qualified in its entirety by reference to the full text of the Plan of Merger and the Certificate of Ownership and Merger, a copy of which is attached hereto as Exhibit E.

THE MERGER, MERGER CONSIDERATION

The Plan of Merger will become effective upon the filing of a certificate of ownership and merger with the Secretary of State of the State of Delaware or at such other time as the parties may agree and specify in the certificate of ownership and merger (the "Effective Time"). It is currently anticipated that the Merger will be consummated during the Company's current fiscal year; however, there can be no assurance as to the timing of the consummation of the Merger or that the Merger will be consummated.

At the Effective Time, Mergerco will be merged with and into Gristede's, the separate corporate existence of Mergerco will cease and Gristede's will continue as the surviving corporation. At the Effective Time:

     o each share of Common Stock, issued and outstanding immediately prior to the Effective Time (other than Common Stock held by Mergerco or dissenting stockholders) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive $0.87 per share in cash, without interest (the "Merger Consideration") and each certificate representing shares of Common Stock (other than Certificates held by Mergerco or dissenting Stockholders) that have been converted to cash under the terms of the Plan of Merger (a "Certificate") will, after the Effective Time, evidence only the right to receive, upon the surrender of such Certificate, an amount of cash per share equal to $0.87, without interest;

     o each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Mergerco will automatically be canceled, retired and cease to exist and no payment will be made with respect thereto;

     o each share of common stock of Mergerco issued and outstanding immediately prior to the Effective Time will be converted into and become one share of Common Stock of the surviving corporation and will constitute the only outstanding share of Common Stock; and

     o dissenting stockholders who strictly comply with the provisions of the Delaware General Corporation Law (the "DCGL") regarding statutory appraisal rights have the right to seek a determination of the fair value of the shares of Common Stock and payment in cash therefore in lieu of the Merger Consideration (see "Dissenters' Rights of Appraisal").

TREATMENT OF CERTAIN SHARES HELD BY THE CATSIMATIDIS GROUP

Prior to the Merger, the Catsimatidis Group will contribute all of their respective equity interests in Gristede's to Mergerco in exchange for shares of common stock of Mergerco. The shares of Common Stock held by Mergerco will, pursuant to the Plan of Merger, be canceled in the Merger and no consideration will be paid therefore.

THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK

On or before the closing date of the Merger, Gristede's will enter into an agreement with a bank, trust company or other exchange agent selected by Gristede's (the "Exchange Agent"). As of the Effective Time, Gristede's will deposit or cause to be deposited with the Exchange Agent cash in the amount equal to the aggregate Merger Consideration (such amount being defined as the number of shares of Common Stock to be purchased multiplied by $0.87, and hereinafter referred to as the "Exchange Fund") for the benefit of holders of shares of Common Stock (other than Common Stock held by dissenting stockholders and shares to be canceled without consideration pursuant to the Plan of Merger).

Attached as Exhibit D is a letter of transmittal and instructions for use in surrendering certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such Certificate will be entitled to receive in exchange therefore the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to the Plan of Merger, without any interest thereon, and the Certificates so surrendered will be canceled.

If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed (together with signature guarantees on such Certificate) or otherwise be in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

In all cases, the Merger Consideration will be paid only in accordance with the procedures set forth in this Going Private Statement and the letter of transmittal.

Three hundred and sixty-five days after the Effective Time, the Exchange Agent will deliver to Gristede's, or otherwise at the direction of Gristede's, any portion of the Exchange Fund that remains undistributed to or unclaimed by the holders of Certificates (including the proceeds of any investments thereof). Any holders of Certificates who have not theretofore complied with the above-described procedures to receive payment of the Merger Consideration may then look only to Gristede's for payment of the Merger Consideration to which they are entitled.

TRANSFERS OF COMMON STOCK

After the Effective Time, Gristede's stock transfer books will be closed, and there will be no further transfers of Certificates on the records of Gristede's or its transfer agent. If, after the Effective Time, Certificates are presented to the Exchange Agent or Gristede's, they will be canceled and exchanged for the Merger Consideration as provided above and pursuant to the terms of the Plan of Merger (subject to applicable law in the case of dissenting stockholders).

TREATMENT OF STOCK OPTIONS

Because all of the outstanding options of Gristede's have exercise prices that exceed the Merger Consideration, no outstanding option to acquire Common Stock will receive any payment under the Plan of Merger. The Company intends to review its equity incentive compensation structure and may make changes after the completion of the Merger as it deems necessary or appropriate.

CONDITIONS

The Plan of Merger is subject to various conditions, including the filing of
Schedule 13E-3 and the expiration of the period between such filing and the effective date of the Merger (the "Effective Date").

                         DISSENTERS' RIGHTS OF APPRAISAL

Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached hereto as Exhibit B. Notice of the Effective Date and the availability of appraisal rights under Section 262 (the "Merger Notice") will be mailed to record holders of the shares of Common Stock and should be reviewed. Any stockholder entitled to appraisal rights will have the right, within 20 days after the date of mailing of a notice as to the effectiveness of the Merger (the "Merger Notice"), to demand in writing from the Company an appraisal of his or her shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his or her shares of Common Stock. Failure to make such a timely demand would foreclose a stockholder's right to appraisal.

Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of shares of Common Stock who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of the Common Stock should be sent or delivered to Kishore Lall, Secretary, 823 Eleventh Avenue, New York, New York 10019-3535.

If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

A record holder such as a broker holding shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

Within 10 calendar days after the Effective Date, the Company, as the surviving corporation in the Merger, must send a Merger Notice as to the effectiveness of the Merger. Within 120 calendar days after the Effective Date, the Company, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Within 120 calendar days after the Effective Date, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate numbers of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefore has been received by the Company or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Chancery Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. Upon application of a stockholder, the costs of the action may be determined by the Chancery Court and taxed upon the parties as the Chancery Court deems equitable. The Chancery Court may also order that all or a portion of the expenses incurred by any holder of shares in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to appraisal.

The Chancery Court may require stockholders who have demanded an appraisal and who hold shares represented by certificates to submit their certificates to the Chancery Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder. Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a date prior to the Effective Date).

If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of such holder will be converted into the right to receive the Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Date. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger Consideration, except that any such attempt to withdraw made more than 60 calendar days after the Effective Date will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court of Chancery.

For federal income tax purposes, stockholders who receive cash for their shares upon exercise of their statutory right of dissent will realize taxable gain or loss. See "Certain Federal Income Tax Consequences of the Merger."

The foregoing summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights and is qualified in its entirety by express reference to the Section 262 of the DGCL, the full text of which is attached hereto as Exhibit B. STOCKHOLDERS ARE URGED TO READ EXHIBIT B IN ITS ENTIRETY BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN LOSS OF APPRAISAL RIGHTS.

                           CERTAIN MARKET INFORMATION

COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION

The Common Stock is traded on the American Stock Exchange under the symbol "GRI." The following table shows, for the calendar quarters indicated, the per share high and low closing sales prices of the Common Stock on the American Stock Exchange based on published financial sources. Gristede's has not paid any dividends on the Common Stock during the past two years.


    Fiscal year to end
    November 28 , 2004                                    High           Low
    ------------------                                    ----           ---
    First Quarter                                        1.04           0.70
    Second Quarter                                       1.25           0.75
    Third Quarter                                        0.90           0.81

    Fiscal year ended November 30, 2003                  High            Low
    -----------------------------------                  ----            ---
    First Quarter                                       $0.86          $0.57
    Second Quarter                                      $0.86          $0.52
    Third Quarter                                       $1.40          $0.50
    Fourth Quarter                                      $1.43          $0.90

    Fiscal year ended December 1, 2002                   High            Low
    ----------------------------------                   -----           ---
    First Quarter                                       $1.92          $0.45
    Second Quarter                                      $1.33          $0.90
    Third Quarter                                       $1.65          $0.90
    Fourth Quarter                                      $1.00          $0.65

On April 12, 2004, the last day the Common Stock traded prior to the public announcement of the Merger transaction described in this Going Private Statement, the closing sales price of the Common Stock on the American Stock Exchange was $0.80. The market price for the Common Stock is subject to fluctuation and stockholders are urged to obtain current market quotations.

COMMON STOCK PURCHASE INFORMATION

Except in connection with the contribution of the Common Stock into Mergerco in connection with the Merger, neither Gristede's nor any of its executive officers or directors, or the Catsimatidis Group or any of their affiliates, has engaged in any transaction with respect to the Common Stock within the past 60 days.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 31, 2004, for: (a) each of its directors and executive officers, (b) all of the directors and executive officers as a group, and (c) each person known by Gristede's to be a beneficial owner of more than 5% of the Common Stock. All information with respect to beneficial ownership by our directors, executive officers or beneficial owners has been furnished by the respective director, officer or beneficial owner, as the case may be. Unless indicated otherwise, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned.


Title of Class        Name and Address                     Shares Beneficially Owned             Percent of Class
--------------        ----------------                     -------------------------             ----------------
Common Stock          John Catsimatidis                           18,150,150(1)                        92.4%
Common Stock          Martin Steinberg                               126,142(2)                         0.6%
Common Stock          Kishore Lall                                    15,000(3)                         0.07%
Common Stock          Martin Bring                                         0(4)                         0.00
Common Stock          Frederick Selby                                  2,110(5)                         0.01%
Common Stock          Edward P. Salzano                                3,000                            0.01%
Common Stock          Andrew J. Maloney                                    0                            0.0
                      All officers and directors as a             18,282,902(1)                        93.1%
                         group (7 persons)                                  (6)


(1) Includes an aggregate of 12,573,974 shares held by corporations controlled by Mr. Catsimatidis, 81,900 shares held by Mr. Catsimatidis as custodian, 2,057 shares held by a profit sharing plan of which Mr. Catsimatidis is a trustee, 605 shares held by Mr. Catsimatidis as a trustee of individual retirement accounts and does not include currently exercisable options to purchase aggregate of 525,000 shares of Common Stock.

(2) Does not include an aggregate of 15,000 shares of Common Stock which may be purchased upon the exercise of currently exercisable stock options.

(3) Does not include an aggregate of 55,000 shares of Common Stock which may be purchased upon the exercise of currently exercisable stock options.

(4) Does not include an aggregate of 26,000 shares of Common Stock which may be purchased upon the exercise of currently exercisable stock options.

(5) Does not include an aggregate of 11,000 shares of Common Stock which may be purchased upon the exercise of currently exercisable stock options.

(6) Does not include an aggregate of 632,000 shares of Common Stock which may be purchased upon the exercisable stock options.

                            DIRECTORS AND MANAGEMENT

GRISTEDE'S

Set forth below are the name and business address of each director and executive officer of Gristede's and his position with Gristede's. Also set forth below are the material occupations, positions, offices and employment of each such person and the name of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. All directors and officers are citizens of the United States.

The following table sets forth certain information regarding each director of the Company. There are no arrangements or understandings between any of the officers listed below, or any other persons, pursuant to which any of the officers have been selected as such:


                                                                                 POSITION WITH THE COMPANY OR OTHER
NAME AND AGE                                DIRECTOR SINCE                  PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS
------------                                --------------                  --------------------------------------------
John A. Catsimatidis (55)                       1988(5)         Chairman of the Board, President and Chief Executive Officer of the
                                                                Company since July 28, 1988; Treasurer of the Company from July
                                                                28, 1988 to March 17, 1998 and since November 15, 1999; President and Chief Executive Officer of RAG and Chairman of the Board and
                                                                Chief Executive Officer and Director of United Refining Company (a
                                                                refiner and retailer of petroleum products) for more than five years; Director of News Communications Inc., a public company whose stock is traded over-the-counter, since December 4, 1991.

Kishore Lall (56)                                1997           Chief Financial Officer since August, 2003, and Executive Vice
                                                                President - Finance and Administration and Secretary of the
                                                                Company since May 2002; Director of the Company since October,
                                                                1997; consultant to RAG from January 1997 to October 1997;
                                                                Director of United Refining Company since 1997; private investor from June 1994 to December 1996; Senior Vice President and Head of
                                                                Commercial Banking of ABN AMRO Bank, New York branch from January
                                                                1991 until May 1994.

Martin R. Bring (61)                             1988           Stockholder in the law firm of Anderson Kill & Olick, PC., since
                                                                February 1, 2002; Partner in the law firm of Wolf, Block, Schorr and Solis-Cohen LLP and predecessor firm for more than five years prior thereto; Director of United Refining Company since 1988.

Edward P. Salzano (56)                           1999           Executive Vice President and Director of Cantisano Foods, Inc., a
                                                                privately held sauce and salsa manufacturing company, for more than 15 years.


                                                                                 POSITION WITH THE COMPANY OR OTHER
NAME AND AGE                                DIRECTOR SINCE                  PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS
------------                                --------------                  --------------------------------------------
Andrew Maloney (71)                              2002           Counsel to DeFeiss O'Connell & Rose since January 2003; Counsel to
                                                                Kramer Levin Naftalis & Frankel LLP from April 1998 to December
                                                                2002, and a partner of Brown & Wood, LLP from December 1992 until
                                                                April 1998; United States Attorney for the Eastern District of New
                                                                York from June 1986 until December 1992; Director of United
                                                                Refining Company since 1997.

Frederick Selby (65)                             1978           Chairman of Selby Capital Partners (acquisition and sale of privately owned firms and divisions of public companies) for more than five years; Managing Director and senior officer of mergers and acquisitions division of Bankers Trust Company; Senior Vice
                                                                President of Corporate Finance of B.A.I.I. Banking (Paris) and
                                                                Director of Corporate Finance of Legg Mason Wood Walker prior thereto.

Martin Steinberg (70)                            1998           Independent consultant. Mr. Steinberg also served as a director of the Company from May 1974 to January 1991.


MERGERCO

John A. Catsimatidis is the sole Director of Mergerco and serves as President and Chief Executive Officer of Mergerco.

                         FINANCIAL AND OTHER INFORMATION

See the audited financial statements for Gristede's included in its Annual Report on Form 10-K for the year ended November 30, 2003, and the unaudited financial statement for Gristede's included in its Quarterly Report on Form 10-Q for the quarter ended May 30, 2004 each of which is attached as an exhibit to this Going Private Statement and incorporated herein by reference.

The firm of BDO Seidman, LLP serves as Gristede's independent auditors. The consolidated financial statements of Gristede's for each of the years in the two year period ended November 30, 2003 included in Gristede's Annual Report on Form 10-K for the year ended November 30, 2003 enclosed with this Going Private Statement, have been audited by BDO Seidman, LLP as stated in their report appearing in such Annual Report.

                       STOCKHOLDER MEETINGS AND PROPOSALS

Gristede's has decided not to hold its 2003 annual meeting of stockholders because of the merger proposal described in this Going Private Statement. If the Merger is consummated, there will no longer be any Unaffiliated Stockholders of Gristede's and no public participation in any future meetings of stockholders.

                              AVAILABLE INFORMATION

No person is authorized to give any information or to make any representations, other than as contained in this Going Private Statement, in connection with the Plan of Merger or the Merger, and, if given or made, such information or representations may not be relied upon as having been authorized by Gristede's or Mergerco. The delivery of this Going Private Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth in this statement or in the affairs of Gristede's since the date of this statement.

Gristede's is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3 and the exhibits thereto, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at:

     o Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and

For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." The Common Stock is listed on the American Stock Exchange (ticker symbol: GRI), and materials may also be inspected at the American Stock Exchange's offices, American Stock Exchange, Inc., 86 Trinity Place, New York, NY 10006.

                       WHERE YOU CAN FIND MORE INFORMATION

The SEC allows Gristede's to "incorporate by reference" information into this Going Private Statement, which means that Gristede's can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by Gristede's with the SEC are incorporated by reference in this Going Private Statement and are deemed to be a part of this statement:

     o    Gristede's Annual Report on Form 10-K for the year ended November 30,
          2003.

     o    Gristede's Quarterly Report on Form 10-Q for the period ended May 30,
          2004.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Going Private Statement modifies or replaces such statement.

Gristede's undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this Going Private Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Going Private Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in this Going Private Statement), including the opinion of Brooks Houghton. Requests for such copies should be directed to Kishore Lall, Secretary, 823 Eleventh Avenue, New York, New York 10019-3535; telephone number (212) 956-5803.

                                                                       Exhibit A









                               ------------------


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             GRISTEDE'S FOODS, INC.

                                       AND

                          GRISTEDE'S ACQUISITION CORP.

                         DATED AS OF SEPTEMBER 10, 2004


                               ------------------

                                TABLE OF CONTENTS


GLOSSARY...................................................................................................iii

AGREEMENT AND PLAN OF MERGER.................................................................................1

ARTICLE I COMPANY ACTIONS....................................................................................1
   Section 1.1  Company Actions..............................................................................1

ARTICLE II THE MERGER........................................................................................2
   Section 2.1  The Merger...................................................................................2
   Section 2.2  Effective Time...............................................................................2
   Section 2.3  Effects of the Merger........................................................................3
   Section 2.4  Certificate of Incorporation and Bylaws......................................................3
   Section 2.5  Conversion of Securities.....................................................................3
   Section 2.6  Payment of Certificates......................................................................4
   Section 2.7  Dissenting Shares............................................................................5
   Section 2.8  Merger Without Meeting of Stockholders.......................................................5
   Section 2.9  No Further Ownership Rights in Common Stock..................................................5
   Section 2.10 Closing of Company Transfer Books............................................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF GAC............................................................6
   Section 3.1  Organization and Qualification...............................................................6
   Section 3.2  Authority Relative to this Agreement.........................................................6
   Section 3.3  No Conflict; Required Filings and Consents...................................................6
   Section 3.4  No Prior Activities..........................................................................7
   Section 3.5  Financing....................................................................................7
   Section 3.6  Full Disclosure..............................................................................7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................8
   Section 4.1  Organization and Qualification; Subsidiaries.................................................8
   Section 4.2  Certificate of Incorporation and Bylaws......................................................8
   Section 4.3  Capitalization...............................................................................8
   Section 4.4  Authority Relative to this Agreement.........................................................9
   Section 4.5  No Conflict; Required Filings and Consents...................................................9
   Section 4.6  Opinion of Financial Advisor................................................................10
   Section 4.7  Full Disclosure.............................................................................10

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS.........................................................10
   Section 5.1  Acquisition Proposals.......................................................................10
   Section 5.2  Conduct of Business by the Company Pending the Merger.......................................11

ARTICLE VI ADDITIONAL AGREEMENTS............................................................................13
   Section 6.1  Access to Information; Confidentiality......................................................13
   Section 6.2  Fees and Expenses...........................................................................14
   Section 6.3  Stock Plans and Warrants....................................................................14
   Section 6.4  Reasonable Best Efforts.....................................................................14
   Section 6.5  Public Announcements........................................................................15

   Section 6.6  Indemnification; Directors and Officers Insurance...........................................15
   Section 6.7  Notification of Certain Matters.............................................................16

ARTICLE VII CONDITIONS PRECEDENT............................................................................16
   Section 7.1  Conditions to Each Party's Obligation to Effect the Merger..................................16
   Section 7.2  Conditions to GAC's Obligation to Effect The Merger.........................................16
   Section 7.3  Conditions to the Company's Obligation to Close The Merger..................................16

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............................................................17
   Section 8.1  Termination.................................................................................17
   Section 8.2  Effect of Termination.......................................................................18
   Section 8.3  Amendment...................................................................................18
   Section 8.4  Waiver......................................................................................18

ARTICLE IX GENERAL PROVISIONS...............................................................................18
   Section 9.1  Non-Survival of Representations and Warranties..............................................18
   Section 9.2  Notices.....................................................................................18
   Section 9.3  Interpretation..............................................................................19
   Section 9.4  Counterparts................................................................................19
   Section 9.5  Entire Agreement; No Third-Party Beneficiaries..............................................19
   Section 9.6  Governing Law...............................................................................20
   Section 9.7  Assignment..................................................................................20
   Section 9.8  Severability................................................................................20
   Section 9.9  Enforcement of this Agreement; Attorneys Fees...............................................20

                                    GLOSSARY

"Agreement" shall have the meaning set forth in the recitals.

"Acquisition Proposal" shall have the meaning set forth in Section 5.1.

"Certificate" shall have the meaning set forth in Section 2.6(b).

"Certificate of Merger" shall have the meaning set forth in Section 2.2.

"Common Stock" shall have the meaning set forth in Section 4.3.

"Company" shall have the meaning set forth in the recitals.

"Company Material Adverse Effect" shall have the meaning set forth in Section
4.1.

"D&O Insurance" shall have the meaning set forth in Section 6.6(b).

"DGCL" shall have the meaning set forth in the recitals and Section 2.1

"Dissenting Shares" shall have the meaning set forth in Section 2.7.

"Effective Time" shall have the meaning set forth in Section 2.2.

"Exchange Act" shall have the meaning set forth in Section 3.3(b).

"Exchange Agent" shall have the meaning set forth in Section 2.6(a).

"Financial Advisor" shall have the meaning set forth in Section 1.1(a).

"GAC" shall have the meaning set forth in the recitals.

"GAC Material Adverse Effect" shall have the meaning set forth in Section 3.3.

"GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statement and pronouncements of the Financial Accounting Standards Board, or in such other statement by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Entity" shall have the meaning set forth in Section 6.4.

"Indemnified Parties" shall have the meaning set forth in Section 6.6(a).

"Merger" shall have the meaning set forth in the recitals.

"Merger Consideration" shall have the meaning set forth in Section 2.5(b).

"Preferred Stock" shall have the meaning set forth in Section 4.3.

"Schedule 13E-3" shall have the meaning set forth in Section 1.1(a).

"SEC" shall have the meaning set forth in Section 1.1(b).

"Stock Option" shall have the meaning set forth in Section 2.5(c).

"Stock Options" shall have the meaning set forth in Section 2.5(c).

"Subsidiary Documents" shall have the meaning set forth in Section 4.2.

"Surviving Corporation" shall have the meaning set forth in Section 2.1.

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of September 10, 2004 (this "Agreement"), among Gristede's Foods, Inc., a Delaware corporation (the "Company"), and Gristede's Acquisition Corp., a Delaware corporation ("GAC").

                              W I T N E S S E T H:

                  WHEREAS, the Company operates a number of supermarkets and several drug stores in the New York City metropolitan area;

                  WHEREAS, GAC was formed on August 3, 2004 for the purpose of merging GAC with and into the Company (the "Merger") and vesting the stockholders of GAC with control of one hundred percent of the capital stock of the Company;

                  WHEREAS, the Company and GAC believe it is in the best interests of the Company and the Company's stockholders that (i) the Merger occur, (ii) the Company's stockholders receive the consideration for the Merger stated herein and (iii) the Company become a privately held company, no longer listed on the American Stock Exchange and no longer subject to the reporting requirements under United States federal securities laws;

                  WHEREAS, GAC holds over ninety (90%) percent of the Common Stock of the Company and wishes to accomplish the Merger as a short form merger pursuant to Section 253 of the Delaware General Corporation Law of the State of Delaware, as amended (the "DGCL");

                  WHEREAS, the respective Boards of Directors of the Company and GAC each have approved the Merger of GAC with and into the Company, all upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, pursuant to the Merger, each issued and outstanding share of Common Stock not owned directly or indirectly by GAC, except shares of Common Stock held by holders who comply with the provisions of Delaware law regarding the right of stockholders to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive the Merger Consideration (as that term is hereinafter defined).

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, GAC and the Company hereby agree as follows:

                                   ARTICLE I

                                 COMPANY ACTIONS

                  Section 1.1 Company Actions. The Company hereby approves of and consents to the Merger and represents that the Board of Directors of the Company at a meeting duly called and held has duly adopted resolutions (i) approving this Agreement and the Merger, and (ii) determining that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders. The Company represents that its Board of Directors has received the written opinion (the "Fairness Opinion") of Brooks, Houghton Securities, Inc. (the "Financial Advisor") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Schedule 13E-3 statement as required under the Exchange Act (as defined in Section 3.3(b)) ("Schedule 13E-3") and within any documents sent to stockholders of the Company.

                          (b) The Company and GAC will promptly file an
information statement on Schedule 13E-3. The Company agrees to provide to GAC and its respective counsel, in writing, any comments the Company or its counsel may receive from the Securities and Exchange Commission ("SEC") or its staff with respect to the Schedule 13E-3 promptly after the receipt of such comments.

                          (c) In connection with the Merger, the Company shall
cause its transfer agent to promptly furnish Exchange Agent, as hereinafter defined, with a list, as of a recent date, of the holders of Common Stock and mailing labels containing the names and addresses of the record holders of Common Stock and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings (including shares of Common Stock held by depositories) and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock.

                                   ARTICLE II

                                   THE MERGER

                  Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), GAC shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of GAC shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of GAC in accordance with the DGCL.

                  Section 2.2 Effective Time. The Merger shall become effective when the Certificate of Merger or, if applicable, the Certificate of Ownership and Merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, are accepted for record by the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as reasonably practicable (but not later than the third business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

                  Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

                  Section 2.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                          (a) The directors of the Company at the Effective Time
shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                          (b) The officers of the Company at the Effective Time
shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                  Section 2.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

                          (a) All shares of Common Stock that are held in the
treasury of the Company or by any wholly owned subsidiary of the Company and any shares of Common Stock owned by GAC shall be canceled and no consideration shall be delivered in exchange therefor.

                          (b) All shares of Common Stock outstanding at the
Effective Time, other than (i) those shares held in the treasury of the Company or by any wholly owned subsidiary of the Company, (ii) those shares owned by GAC and (iii) Dissenting Shares (as defined in Section 2.7 below) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive cash, without interest, in the amount of $0.87 (Eighty Seven Cents) per share of Common Stock (the "Merger Consideration"). A stockholder holding fractional shares shall also receive for the fractional share interest an amount determined by multiplying such fractional share interest by the Merger Consideration. Each certificate (a "Certificate") representing shares of Common Stock (other than Certificates held by GAC and holders of Dissenting Shares) will, after the Effective Time, evidence only the right to receive, upon surrender of such Certificate, the Merger Consideration.

                          (c) Each option outstanding at the Effective Time to
purchase shares of common stock granted under any stock plan or agreement of the company, including, but not limited to, those options granted under the 1994 Stock Option Plan, the 1998 Stock Option Plan, and the Director Stock Option Plan (each stock option individually a "Stock Option", and collectively the "Stock Options"), whether vested or unvested, shall be deemed cancelled and of no further force and effect.

                          (d) Each issued and outstanding share of the capital
stock of GAC shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

                  Section 2.6 Payment of Certificates(a). Exchange Agent. Prior to the Effective Time, the Company shall appoint Wachovia Bank, N.A. or such other commercial bank or trust company designated by the Company to act as Exchange Agent hereunder (the "Exchange Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Exchange Agent shall be borne by the Company or the Surviving Company, as applicable.

                          (b) Payment Procedures. As soon as reasonably
practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate ("Certificate"), other than GAC, the Company, and any wholly owned subsidiary of the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as GAC may reasonably specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificates so surrendered shall forthwith be canceled.

                              No interest will be paid or will accrue on the
cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares (as defined in Section 2.7) and Certificates representing any shares of Common Stock owned by GAC or held in the treasury of the Company or by any wholly owned subsidiary of the Company) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. Notwithstanding the foregoing, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, Surviving Company may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Surviving Company or the Exchange Agent.

                  Section 2.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

                  Section 2.8 Merger Without Meeting of Stockholders. The parties acknowledge that GAC owns more than 90% of the outstanding shares of Common Stock of the Company. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL, as soon as practicable, after the twentieth (20th) day following the filing of a
Schedule 13E-3 with the SEC, and any notice period required pursuant to DGCL or any other Delaware state law applicable state law of any other jurisdiction.

                  Section 2.9 No Further Ownership Rights in Common Stock. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock so surrendered.

                  Section 2.10 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF GAC

                  GAC hereby represents and warrants to the Company as follows:

                  Section 3.1 Organization and Qualification. GAC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of GAC to perform its respective obligations under this Agreement.

                  Section 3.2 Authority Relative to this Agreement. GAC has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GAC and the consummation by GAC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GAC, and no other corporate proceedings on the part of GAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of GAC has determined that it is advisable and in the best interest of GAC's stockholders for GAC to enter into this Agreement and to consummate, upon the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GAC and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of GAC, enforceable against GAC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally and subject to general equitable principles limiting the right to obtain specific performance or other equitable relief.

                  Section 3.3 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by GAC does not, and the performance of this Agreement by GAC will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of GAC, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to GAC or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair GAC's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of GAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GAC is a party or by which GAC or its properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), financial condition, prospects or results of operations of GAC or on the ability of GAC to perform its obligations under this Agreement (a "GAC Material Adverse Effect") or prevent or delay consummation of the Merger.

                         (b) The execution and delivery of this Agreement by
GAC does not, and the performance of this Agreement by GAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a GAC Material Adverse Effect or to prevent or delay consummation of the Merger.

                  Section 3.4 No Prior Activities. (a) GAC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                          (b) As of the date hereof and the Effective Time,
except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, GAC has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                          (c) GAC has no subsidiaries.

                  Section 3.5 Financing. GAC has sufficient funds available to enable it to purchase all outstanding shares of Common Stock, on a fully diluted basis, and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                  Section 3.6 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by GAC to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to GAC as follows:

                  Section 4.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement (a "Company Material Adverse Effect"). The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect or to prevent or delay consummation of the Merger.

                  Section 4.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to GAC a complete and correct copy of its Certificate of Incorporation and Bylaws as most recently restated and subsequently amended to date, and has furnished or made available to GAC the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, Bylaws and Subsidiary Documents are in full force and effect.

                  Section 4.3 Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.02 per share (the "Common Stock") and 500,000 shares of preferred stock, par vale $50 per share (the "Preferred Stock"). As of November 30, 2003, (i) 19,636,574 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Preferred Stock were outstanding or held in treasury (iii) no shares of Common Stock or Preferred Stock were held by subsidiaries of the Company, (iv) 1,253,000 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Stock Option Plans and 247,000 shares were reserved for future grants under such plans. No material change in such capitalization has occurred between November 30, 2003, and the date hereof. Except as set forth in this
Section 4.3 or the Schedule 13E-3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Schedule 4.3, all of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever, other than shares of Gristede's Foods NY, Inc., which are pledged to a lending institution.

                  Section 4.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate, upon the terms and subject to the conditions of this Agreement, the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GAC, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the enforcement of creditors' rights generally and subject to general equitable principles limiting the right to obtain specific performance or other equitable relief.

                  Section 4.5 No Conflict; Required Filings and Consents.(a) (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or delay the consummation of the Merger.

                          (b) The execution and delivery of this Agreement by
the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have a Company Material Adverse Effect or prevent or delay the consummation of the Merger.

                  Section 4.6 Opinion of Financial Advisor. The Company has been advised by its financial advisor, Brooks, Houghton Securities, Inc., that in its opinion, as of the date hereof, the Merger Consideration is fair to the holders of the Common Stock.

                  Section 4.7 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company to GAC in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  Section 5.1 Acquisition Proposals. From and after the date of this Agreement and prior to the Effective Time, except as provided below, the Company agrees (i) that neither the Company nor its subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its officers, directors, employees and authorized agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, any equity securities or all or any significant portion of the assets of, the Company or its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition

Proposal"; provided, however, that for purposes of Section 6.2 only, the term "Acquisition Proposal" shall not include a proposal to acquire equity securities of the Company in an amount, when added to all other equity securities of the Company then held by the person or group of persons making such Acquisition Proposal, less than 20% of the equity securities of the Company then outstanding) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the person or entity referred to above of the obligations undertaken in this Section 5.1; and (iii) that it will notify GAC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it (but the Company shall not be required to disclose the names of any party making or the terms of any such proposal); provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company from (x) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to engage in an Acquisition Proposal transaction which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Merger if, and only to the extent that, (A) the Board of Directors determines, after consultation with reputable outside counsel with expertise in corporate and securities law matters as the Company shall select ("Company Counsel"), that failure to take such action would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law, (B) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity, the Company provides written notice to GAC to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, and (C) the Company keeps GAC informed of the status (excluding, however, the identity of such person or entity and the terms of any proposal) of any such discussions or negotiations; and (y) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 5.1 shall (t) permit the Company to terminate this Agreement (except as contemplated by Section 8.1(b)(ii)), (u) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, or (v) affect any other obligation of any party under this Agreement.

                  Section 5.2 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or consented to in advance by GAC (which consent is subsequently confirmed in writing), which consent shall not be unreasonably withheld, during the period form the date of this Agreement through the Effective Time, the Company shall and shall cause its subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course of business and, to the extent consistent therewith, use its reasonable best efforts to preserve intact the Company's and its subsidiaries' current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement (including the time period specified above), the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of GAC (which consent is subsequently confirmed in writing), which consent shall not be unreasonably withheld:

                          (a) (i) declare, set aside or pay any dividends on, or
make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                          (b) issue, deliver, sell, pledge, dispose or otherwise
encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Common Stock during the period from the date of this Agreement through the Effective Time upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their current terms);

                          (c) amend or change its Certificate of Incorporation
or Bylaws;

                          (d) acquire or agree to acquire by merging or
consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

                          (e) sell, lease or otherwise dispose of, or agree to
sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

                          (f) make any commitment or enter into any contract or
agreement except in the ordinary course of business consistent with past practice;

                          (g) incur any indebtedness for borrowed money or
guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities or others, except for borrowings or guarantees incurred in the ordinary course of business consistent with the past practice under financing arrangements in existence on the date hereof, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company and other than the ordinary course of business consistent with past practice;

                          (h) alter through merger, liquidation, reorganization,
restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

                          (i) except as may be required as a result of a change
in law or pursuant to GAAP, change any of the accounting principles or practices used by it;

                          (j) make any tax election or settle or compromise any
material income tax liability;

                          (k) pay, discharge, or satisfy any claims, liabilities
or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

                          (l) increase in any manner the compensation or fringe
benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice, or (except pursuant to the terms of preexisting plans or agreements) accelerate to which the Company or any subsidiary is a party;

                          (m) except in connection with the exercise of its
fiduciary duties by the Board of Directors of the Company as set forth in
Section 5.1, waive, amend or allow to lapse any term or condition or any confidentiality or "standstill" agreement to which the Company or any subsidiary is a party; or

                          (n) take, or agree in writing or otherwise to take,
any of the foregoing actions or any action which would make any of the representations incorrect at or prior to the Effective Time.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  Section 6.1 Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to GAC, and to GAC's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to GAC (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as GAC may reasonably request.

                  Section 6.2 Fees and Expenses. (a) Except as provided in subsection (b) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by GAC.

                          (b) The Company agrees that if this Agreement is
terminated pursuant to Section 8.1(b)(i); then the Company shall pay to GAC the sum of (i) $150,000, plus (ii) the amount of all documented out-of-pocket costs and expenses incurred by GAC or its affiliates in an aggregate amount not to exceed $200,000 in connection with this Agreement or the transactions contemplated hereby. Such payment shall be made as promptly as practicable but in no event later than two business days following termination of this Agreement.

                  Section 6.3 Stock Plans and Warrants. Prior to the Effective Time, the Company shall adopt any such amendments to its plans under which any Stock Options have been granted, shall use its reasonable best efforts to obtain any such consents of the holders of such Stock Options and shall cause the committees of the Board of Directors that are responsible for the administration of such plans to take such action as shall be necessary to effectuate the provisions of Section 2.5(c). The Company shall terminate all Stock Option Plans, with respect to any further grants, as of the Effective Time. The Company shall give written notice of the Merger to each registered holder of Stock Options at least twenty (20) days prior to the Effective Time.

                  Section 6.4 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions (including entering into transactions), and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) the prompt making of their respective filings and thereafter the making of any other required submission with respect to the Merger, (b) the obtaining of all additional necessary actions or non-actions, waivers, consents and approvals from any applicable federal, state, foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal of competent jurisdiction (a "Governmental Entity") and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from any Governmental Entity, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

                  Section 6.5 Public Announcements. GAC and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

                  Section 6.6 Indemnification; Directors and Officers Insurance. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors (the "Indemnified Parties") of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to Delaware law, the Company's Certificate of Incorporation and Bylaws as in effect from time to time for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as set forth in
Section 145(e) of the DGCL.

                          (b) In addition, the Surviving Corporation will
provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage as determined by the Surviving Corporation; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                          (c) This Section 6.6 is intended to benefit the
Indemnified Parties and shall be binding on all successors and assigns of GAC, the Company and the Surviving Corporation. GAC hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this
Section 6.6, which guaranty is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the bankruptcy or insolvency of the Surviving Corporation or any other person. The Indemnified Parties shall be intended third-party beneficiaries of this Section 6.6.

                  Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to GAC, and GAC shall give prompt notice to the Company of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, or (ii) any material failure of the Company, or GAC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

                  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                          (a) SEC Approval. The filing of Schedule 13E-3 and the
expiration of the twenty-day period required between the making of such filing and the purchase (as defined in Section (f)(1) of Rule 13e-3 of the Exchange
Act) of the Common Stock of stockholders shall have occurred.

                          (b) No Order. No court or other Governmental Entity
shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that, prior to invoking this provision, the Company and GAC shall use their reasonable best efforts (subject to the other terms and conditions of this Agreement) to have any such order, decree or injunction vacated.

                  Section 7.2 Conditions to GAC's Obligation to Effect The Merger. The representations and warranties of the Company shall be true and correct as of the date hereof and at the Effective Time, and the Company shall have complied with all covenants made by the Company contained in this Agreement.

                  Section 7.3 Conditions to the Company's Obligation to Close The Merger. The representations and warranties of GAC shall be true and correct as of the date hereof and at the effective time, and GAC shall have complied with all covenants made by GAC contained in this Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

                          (a) by mutual written consent of GAC and the Company;

                          (b) by the Company if:

                              (i) there is an Acquisition Proposal which the
Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Merger, and the Board of Directors of the Company determines, after consultation with Company Counsel, that failure to terminate this Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available
(x) if the Company has breached in any material respect its obligations under
Section 5.2, or (y) if, prior to or concurrently with any purported termination pursuant to this clause, the Company shall not have paid the fees and expenses contemplated by Section 6.2(b); or

                              (ii) any representation or warranty of GAC shall
not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; or

                              (iii) GAC fails to comply in any material respect
with any of its material obligations or covenants contained herein;

                          (c) by GAC if:

                              (i) any representation or warranty of the Company
shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; or

                              (ii) the Company shall have failed to comply in
any material respect with any of its material obligations or covenants contained herein;

                          (d) by either GAC or the Company if:

                              (i) the Merger has not been effected on or prior
to the close of business on the date which is sixty (60) days from the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or

                              (ii) any court of competent jurisdiction or any
governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

                  Section 8.2 Effect of Termination. In the event of termination of this Agreement by either GAC or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company or GAC or their respective officers or directors (except for Section 6.2, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful and material breach of this Agreement.

                  Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after any approval of the Merger by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement in accordance with Article VIII or the Effective Time; provided, however, that termination of this Agreement shall not relieve any party hereto from any liability for any willful and material breach by such party of any such representations or warranties.

                  Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          (a) if to GAC, to:

                              Gristede's Acquisition Corp.
                              c/o John A. Catsimatidis
                              823 Eleventh Avenue
                              New York, New York 10019
                              Fax:  (212) 247-4509
                              Telephone: (2120 956-5803




                          (b) if to the Company to:

                              Gristede's Foods, Inc.
                              823 Eleventh Avenue
                              New York, New York  10019
                              Fax:  (212) 247-4509
                              Telephone: (212) 956-5803

                  Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, (i) "business day" shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act, and (ii) "subsidiary" shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

                  Section 9.4 Counterparts. This Agreement may be executed in counterparts, each such counterpart being deemed to be an original instrument and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except for the provisions of Section 6.6 is not intended to confer upon any person other than the parties any rights or remedies hereunder.

                  Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

                  Section 9.9 Enforcement of this Agreement; Attorneys Fees. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                          (b) The prevailing party in any judicial action shall
be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs. The provisions of this Section 9.9(b)shall survive the termination of this Agreement in accordance with Article VIII.

                  IN WITNESS WHEREOF, GAC and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                         GRISTEDE'S FOODS, INC.


                                         By
                                           -------------------------------------
                                             Name:
                                             Title:




                                         GRISTEDE'S ACQUISITION CORP.


                                         By
                                           -------------------------------------
                                             Name:
                                             Title:

                                    EXHIBIT B

          DISSENTERS' RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation systems by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. or this paragraph; or

(d) Any combination of the shares of stock, depository receipts described and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If not record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger of consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporations or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in

Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporate be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   EXHIBIT C

                        NOTICE REGARDING APPRAISAL RIGHTS


Under Section 262 of the Delaware General Corporation Law (the "DGCL") stockholders of Gristede's Foods, Inc. (the "Company") are entitled to dissent and obtain payment of the fair value of their shares of common stock of the Company in connection with the Merger of Mergerco, a Delaware corporation ("Mergerco"), with and into the Company (the "Merger"). The proposed effective date for the Merger is ________ __, 2004, on which date the Company plans to file a Certificate of Ownership and Merger with the Delaware Secretary of State.


Attached to the Going Private Statement (of which this Notice is a part) as Exhibit B is a copy of Section 262 of the DGCL, which describes the rights of stockholders who dissent from the Merger to require the Company to purchase their "dissenting shares" for cash at a price equal to the fair value of the shares. Such right to receive the fair value of the dissenting shares is referred to in this Notice as the "Dissenters' Rights." The procedure that you must follow if you desire to exercise any Dissenters' Rights you may have with respect to the Merger is set forth in full in Exhibit B, which should be reviewed carefully to ensure protection of your Dissenters' Rights. This notice itself does not purport to be a complete statement of the law and is qualified in its entirety by reference to Exhibit B.

In order to exercise your Dissenters' Rights with respect to the Merger:

1. You must complete and deliver a formal payment demand in the form as required by the State of Delaware and a copy of your stock certificate(s) to the Company at 823 Eleventh Avenue, New York, New York 10019-3535 Attn: Kishore Lall, Secretary.

2. The Company must receive the Notice of Demand for Appraisal and stock certificate(s) no later than [a date that is at least thirty days from the authorization date of the Merger].

3. Holders of uncertificated shares may not transfer such shares, if any, after the date of receipt by the Company of the Notice of Demand for Appraisal.

                                   EXHIBIT D

                              LETTER OF TRANSMITTAL

             To Accompany Certificates of Shares of Common Stock of
                             Gristede's Foods, Inc.
            Pursuant to the Merger with Gristede's Acquisition Corp.

                          Effective October __ , 2004.


         THIS LETTER OF TRANSMITTAL, INCLUDING THE SUBSTITUTE FORM W-9 ON PAGE 6 (OR FOR NON-U.S. PERSONS, A FORM W-8), SHOULD BE COMPLETED, SIGNED AND SUBMITTED, TOGETHER WITH YOUR CERTIFICATE(S) EVIDENCING SHARES OF COMMON STOCK OF GRISTEDE'S FOODS, INC. TO:

                               WACHOVIA BANK, N.A.
                           Corporate Actions - NC1153
                        1525 West W.T. Harris Blvd., 3C3
           Charlotte, North Carolina 28288-1153 (for first class mail)
                                       or
                      Charlotte, North Carolina 28262-1153
                           (for delivery by courier)
                                 (800) 829-8432

Ladies and Gentlemen:



         The undersigned has been advised that on October __, 2004 (the "Effective Date"), Gristede's Acquisition Corp. has merged with and into Gristede's Foods, Inc. (the "Company") with the Company as the surviving corporation (the "Merger") pursuant to which each share of the Company's common stock, $.02 par value per share ("Common Stock"), outstanding on the Effective Date was converted into the right to receive $0.87 per share in cash, without interest (the "Merger Consideration"), except for shares held by the Company, or Gristede's Acquisition Corp., or by dissenting stockholders who have perfected their dissenter's rights under Delaware law.


         The undersigned has been advised further that the undersigned is entitled to receive a check equal to $0.87 per share of Common Stock owned as of the Effective Date by the undersigned. The undersigned herewith surrenders the certificate(s) listed below (the "Certificates"), which represent shares of Common Stock.

-----------------------------------------------------------------------------------------------------------------------------------
BOX A                                  TO BE COMPLETED BY EACH HOLDER OF COMMON STOCK
-----------------------------------------------------------------------------------------------------------------------------------
        Name and Address of Registered Holder                          Certificate                       Number of Shares
          (As It Appears on Certificates)*                             Number(s)**                       of Common Stock
----------------------------------------------------------- ----------------------------------- -----------------------------------

                                                            ----------------------------------- -----------------------------------

                                                            ----------------------------------- -----------------------------------

                                                            ----------------------------------- -----------------------------------

                                                            ----------------------------------- -----------------------------------
                                                                     Total Number of
                                                                     Shares of Common
                                                                          Stock
----------------------------------------------------------- ----------------------------------- -----------------------------------

*Attach Schedule if needed
**Please check the following box if you have lost or destroyed your certificates [ ].

              PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS.

         Unless otherwise requested in special instructions in Boxes B or C, the undersigned requests that the check for the Merger Consideration be issued in the name(s) and mailed to the address(es) set forth on the preceding page.

         The undersigned hereby irrevocably constitutes and appoints Wachovia Bank, N.A. as exchange agent (the "Exchange Agent") the true and lawful attorney-in-fact of the undersigned with respect to the Certificates with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to deliver such Certificates on the account books maintained by the Exchange Agent and to deliver as the undersigned's agent the Merger Consideration to which the undersigned is entitled upon surrender of the Certificates.

         All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, estates, successors and assigns of the undersigned. The undersigned hereby represents and warrants that the undersigned has full power and authority to submit the Certificates submitted hereby, free and clear of all liens and encumbrances and not subject to any adverse claim, unless otherwise noted hereon. The undersigned will, upon request, execute and deliver any additional documents necessary or desirable to complete the exchange of such Certificates for the Merger Consideration.

  -----------------------------------------------------------       -----------------------------------------------------------
  BOX B              SPECIAL ISSUANCE                               BOX C                SPECIAL DELIVERY
                         INSTRUCTIONS                                                      INSTRUCTIONS
               (SEE INSTRUCTIONS 1, 4, 5 AND 6                                          (SEE INSTRUCTION 6
                      ON PAGES 4 AND 5)                                                     ON PAGE 5)

           To be completed ONLY if the check for the                To be completed ONLY if the check for the
  Merger Consideration should be issued in the name of              Merger Consideration should be sent to someone other
  someone other than as set forth in Box A.                         than as set forth in Box A or to an address other than as set forth in Box A.

  Issue to:                                                         Mail or deliver to:

  Name:_______________________________________                      Name:_______________________________________
                  (Please Print)                                                      (Please Print)

  Address: ____________________________________                     Address: ____________________________________

  _____________________________________________                     _____________________________________________

  _____________________________________________                     _____________________________________________
              (Including Zip Code)                                                (Including Zip Code)




  _____________________________________________
        (Tax ID or Social Security Number)                          [ ] Check here if this is a permanent address change
      (See accompanying Substitute Form W-9)
  -------------------------------------------------------------------------------------------------------------------------------

  -------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
BOX D

                                    SIGN HERE
                      (SEE INSTRUCTIONS 1 AND 4 ON PAGE 4)
              (COMPLETE ACCOMPANYING SUBSTITUTE FORM W-9 ON PAGE 6)

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
                           (Signature of Shareholder)

 Date: _________________________, 2004

        (MUST BE SIGNED BY THE REGISTERED HOLDER(S) EXACTLY AS NAME(S) APPEAR(S) ON CERTIFICATES OR BY PERSONS AUTHORIZED TO BECOME REGISTERED HOLDER(S) BY CERTIFICATES AND DOCUMENTS TRANSMITTED HEREWITH. IF SIGNATURE IS BY TRUSTEES, EXECUTORS, ADMINISTRATORS, GUARDIANS, ATTORNEYS-IN-FACT, OFFICERS OR CORPORATIONS OR OTHERS ACTING IN A FIDUCIARY OR REPRESENTATIVE CAPACITY, PLEASE PROVIDE THE FOLLOWING INFORMATION. SEE INSTRUCTION 4.)

   Name(s)
              ------------------------------------------------------------------

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
                                 (Please Print)


   Capacity (full title)
                         -------------------------------------------------------
   Address
              ------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (Include Zip Code)


   Area Code and Telephone No. (____) ______________  __________________________

   Tax Identification or Social Security No. ___________________________________

--------------------------------------------------------------------------------

         Place signature Medallion Guarantee on this page.

                                  INSTRUCTIONS

         A shareholder of the Company will not receive the Merger Consideration in exchange for such holder's Certificates until the Certificates owned by such holder are received by the Exchange Agent at the address set forth on page 1, together with such documents as the Exchange Agent may require, and until the same are processed by the Exchange Agent. No interest will accrue on any amounts due.

         1. GUARANTEE OF SIGNATURES. No signature guarantee on this Letter of Transmittal is required (a) if this Letter of Transmittal is signed by the registered holder of the Certificates surrendered herewith, unless such holder has completed the box entitled "Special Issuance Instructions" on this Letter of Transmittal, or (b) if such Certificates are surrendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (collectively, "Eligible Institutions"). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution that is a member of the Medallion Signature Guarantee Program.

         2. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES. Please do not send the Certificates directly to the Company. The Certificates, together with a properly completed and duly executed copy of this Letter of Transmittal , and any other documents required by this Letter of Transmittal, should be delivered to the Exchange Agent at the address set forth on page 1 of this Letter of Transmittal.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE OPTION AND RISK OF THE OWNER. HOWEVER, IF CERTIFICATES ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. RISK OF LOSS AND TITLE TO THE CERTIFICATES SHALL PASS UPON DELIVERY OF THE CERTIFICATES TO THE EXCHANGE AGENT.

         All questions as to validity, form and eligibility of any surrender of any certificate hereunder will be determined by the Company (which may delegate power in whole or in part to the Exchange Agent) and such determination shall be final and binding. The Company reserves the right to waive any irregularities or defects in the surrender of any Certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

         3. INADEQUATE SPACE. If the space provided in this Letter of Transmittal is inadequate, the certificate numbers and the number of shares of Common Stock represented thereby should be listed on a separate schedule attached hereto.

         4. SIGNATURES ON LETTER OF TRANSMITTAL, STOCK POWERS AND ENDORSEMENTS. If the registered holder of the Certificates surrendered hereby signs this Letter of Transmittal, the signature must correspond with the name that is written on the face of the Certificates without alteration, enlargement or any change whatsoever.

         If the Certificates surrendered are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

         If any shares of Common Stock are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates.

         When this Letter of Transmittal is signed by the registered owner(s) of the Certificates listed and surrendered herewith, no endorsements of the Certificates or separate stock powers are required.

         If this Letter of Transmittal is signed by a person other than the registered owner of the Certificates listed, such Certificates must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner or owners or a person with full authority to sign on behalf of the registered owner. Signatures on such Certificates or stock power(s) must be guaranteed by an Eligible Institution that is a member of a Medallion Signature Guarantee Program. See Instruction 1.

         If this Letter of Transmittal or any Certificates or stock power(s) is signed by an executor, administrator, trustee, guardian, attorney, officer of a corporation or others acting in a fiduciary or representative capacity, such persons must so indicate when signing, must give his or her full title in such capacity, and evidence satisfactory to the Exchange Agent of his or her authority to so act must be submitted. The Exchange Agent will not exchange any Certificates until all instructions herein are complied with.

         5. STOCK TRANSFER TAXES. In the event that any transfer or other taxes become payable by reason of the issuance of the check for the Merger Consideration in any name other than that of the record holder, such transferee or assignee must pay such tax to the Exchange Agent or must establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         6. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If the Merger Consideration to be received by the undersigned is to be issued in the name of a person other than the signer of this Letter of Transmittal or if such Merger Consideration is to be sent to someone other than the Company's holder of record, then Box B and/or Box C, as appropriate, should be completed.

         7. SUBSTITUTE FORM W-9. Each shareholder surrendering Certificates is required to supply the Exchange Agent with such holder's correct Taxpayer Identification Number ("TIN") on the Substitute Form W-9 on page 6, and to certify whether such holder is subject to backup withholding. Failure to provide such information on the form may subject the holder to federal income tax withholding at a rate of 28% on payments made to such surrendering holder with respect to the Common Stock represented by the Certificates. If such holder is an individual, the TIN is the individual's social security number. If the surrendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, then the box in Part II of the form should be checked. If the box in Part II is checked, the surrendering holder must also complete the Certificate of Awaiting Taxpayer Identification Number at the bottom of page 6 in order to avoid backup withholding. If you have checked the box in Part II and do not provide the Exchange Agent with a properly certified TIN within 60 days, the Exchange Agent will withhold 28% of the Merger Consideration. If the holder is subject to backup withholding, then such holder must cross out item (2) in Part III of the Substitute Form W-9. See also "Important Tax Information" on page 7.

         8. LOST, STOLEN OR DESTROYED CERTIFICATES. If any Common Stock certificate has been lost, stolen or destroyed, notify the Exchange Agent in writing immediately for instruction. Your letter should be forwarded along with your properly completed Letter of Transmittal and any other certificates you may have in your possession. The Exchange Agent may require you to execute an affidavit and indemnity agreement in connection with such lost or destroyed certificates and such other documents as it may request to effect and exchange. The Exchange Agent may require you to reimburse it for certain fees and expenses in connections with the exchange of Common Stock represented by lost, stolen or destroyed share certificates. Please contact 1 (800) 829-8432 with questions.

         9. INFORMATION AND ADDITIONAL COPIES. Information and additional copies of this Letter of Transmittal may be obtained from the Exchange Agent by writing to the address or calling the number listed on page 1 of this Letter of Transmittal.

                                  TO BE COMPLETED BY ALL HOLDERS OF GRISTEDE'S FOODS, INC.
                                                        COMMON STOCK
                                       (SEE "IMPORTANT TAX INFORMATION" ON NEXT PAGE)

                                                  PAYER'S NAME: [________]

------------------ ---------------------------------------------------- -----------------------------------------------------
SUBSTITUTE         PART 1 - PLEASE PROVIDE YOUR TIN IN THE                  ________________________________
                   BOX AT RIGHT AND CERTIFY BY SIGNING                           Social Security Number
FORM W-9           AND DATING BELOW                                                         or
                                                                            --------------------------------
DEPARTMENT OF                                                                Employer Identification Number
THE TREASURY       ---------------------------------------------------- -----------------------------------------------------
INTERNAL
REVENUE            Name (Please Print)_____________________________________________________________________
SERVICE
                   Address_______________________________________________________________________________
PAYER'S
REQUEST FOR        City_______________________________________State____________________ZIP Code___________
TAXPAYER
IDENTIFICATION     ---------------------------------------------------- -----------------------------------------------------
NUMBER             Part II - Awaiting TIN [    ]
("TIN") AND
CERTIFICATE        ------------------------------------------------------------------------------------------------------
                   Part III - Certification - Under penalties of perjury, I certify that:

                   (1) The number on this form is my correct TIN (or a TIN has not been issued to me but I have mailed or delivered an application to receive a TIN or intend to do so in the near future);

                   (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding (e.g.
                   corporation or non-U.S. person; (b) I have not been notified by the Internal Revenue Service ("IRS")
                   that I am subject to backup withholding as a result of a failure to report all interest or dividends; or
                   (c) the IRS has notified me that I am no longer subject to backup withholding; and

                   (3) All other information provided on this form is true, correct and complete.

                   You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return and you have not been advised by the IRS that such backup withholding has been terminated.
------------------ -----------------------------------------------------------------------------------------------------------
FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING.

------------------------------------------------------------------------------------------------------------------------------
Sign
Here:          Signature:___________________________________________________ Date:___________________________
------------------------------------------------------------------------------------------------------------------------------
                        YOU MUST COMPLETE TE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART II
                                                OF THE SUBSTITUTE FORM W-9.
------------------------------------------------------------------------------------------------------------------------------

                                   CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under the penalties of perjury that a TIN has not been issued to me, and either (1) I have mailed or delivered an application to receive a TIN to the appropriate IRS Center or Social Security Administration Office or (2) I
intend to mail or deliver an application in the near future. I understand that if I do not provide a TIN within 60 days,
28% of all reportable payments made to me thereafter will be withheld until I provide a number.

Signature: ___________________________________________________________________________ Date:___________________________

Name (please print):___________________________________________________________________________________________________
------------------------------------------------------------------------------------------------------------------------------

                            IMPORTANT TAX INFORMATION

         Under federal income tax law, a person who holds Certificates surrendered for exchange is required to provide the Exchange Agent with such holder's properly certified TIN on Substitute Form W-9. If such holder is an individual, the TIN is such holder's social security number. If the Exchange Agent is not provided with the correct TIN, the holder may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). In addition, delivery to such holder of the check for the Merger Consideration may be subject to backup withholding.

         Certain holders of Certificates (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Exempt holders of Certificates should indicate their exempt status on Substitute Form W-9 by writing the word "EXEMPT" on the line for the Social Security Number in Part I. A foreign individual may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed IRS Form W-8 (which the Exchange Agent will supply upon request), signed under penalties of perjury, attesting to the exemption status of the holder of Certificates. See the enclosed Substitute Form W-9 for additional instructions.

         If (i) the holder does not furnish the Exchange Agent with a TIN in the required manner, (ii) the IRS notifies the Exchange Agent that the TIN provided is incorrect, or (iii) the holder is required but fails to certify that it is not subject to backup withholding, backup withholding will apply. If backup withholding applies, the Exchange Agent is required to withhold 28% of any payment made to the holder of the Certificates or other payee. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

PURPOSE OF SUBSTITUTE FORM W-9

         To prevent backup withholding on payments that are made to a holder in respect to Certificates, the holder is required to notify the Exchange Agent of his or her correct TIN by completing the form certifying that the TIN provided on the Substitute Form W-9 is correct (or that the holder is waiting for a TIN), that the holder is not subject to backup withholding for reasons stated therein and that any other information provided in the Substitute Form W-9 is correct.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

         The holder is required to give the Exchange Agent the TIN (e.g., the social security number or employer identification number) of the registered holder of the Certificates. If the Certificates are held in more than one name or are not in the name of the actual owner, consult the IRS Publication titled "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidelines on which number to report.

                                   EXHIBIT E

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
              GRISTEDE'S ACQUISITION CORP. (A DELAWARE CORPORATION)
                                  WITH AND INTO
                 GRISTEDE'S FOODS, INC., A DELAWARE CORPORATION

                            ------------------------

                     PURSUANT TO SECTION 253 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                            -------------------------

Gristede's Acquisition Corp. ("GAC"), a Delaware corporation, desiring to merge with and into Gristede's Foods, Inc. ("Gristede's"), a Delaware corporation pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST: That GAC is a corporation formed under the laws of the State of Delaware, and its Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on the 3rd day of August, 2004.

SECOND: That GAC owns approximately 91.3% of the outstanding shares of common stock, par value $0.02 per share ("Common Stock") of Gristede's

THIRD: That the Board of Directors of GAC, by resolutions duly adopted on the 10th day of September 2004, determined to merge with and into Gristede's with Gristede's continuing as the surviving corporation; said resolutions being as follows:

                  "RESOLVED, that GAC merge itself with and into Gristede's, with Gristede's continuing as the surviving corporation (the "Merger");

                  FURTHER RESOLVED, that the Merger has been approved by a majority of the outstanding stockholders of GAC;

                  FURTHER RESOLVED, that all Gristede's stockholders other than GAC. will receive $0.87, without interest, for each share of Common Stock;

                  FURTHER RESOLVED, that shares of Common Stock held by GAC immediately prior to the Merger will be cancelled;

                  FURTHER RESOLVED, that the Merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware;

                  FURTHER RESOLVED, that following the Merger of GAC and Gristede's, that each share of common stock of GAC shall be exchanged for one share of Common Stock;

                  FURTHER RESOLVED, that the proper officers of GAC be, and they hereby are, authorized and directed to make and execute, in its name and under its corporate seal, and to file in the proper public offices, a certificate of such ownership, setting forth a copy of these resolutions; and

                  FURTHER RESOLVED, that the name of the surviving corporation shall be "Gristede's Foods, Inc."

IN WITNESS WHEREOF, the undersigned, being an officer of GAC, has signed this Certificate on this ___ day of ___________, 2004 and does hereby acknowledge that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.


                                                 Gristede's Acquisition Corp.

                                                 By: _______________________
                                                       John A. Catsimatidis
                                                       President

                                                                       EXHIBIT F

                           REVOLVING CREDIT GRID NOTE
                                  (THE "NOTE")

$2,000,000.00                                                 New York, New York
                                                              September 10, 2004

                  FOR VALUE RECEIVED, on demand, GRISTEDE'S ACQUISITION CORP., a Delaware corporation, having its principal place of business at 823 Eleventh Avenue, New York, New York 10019 ("Borrower"), promises to pay to the order of UNITED ACQUISITION CORP. ("UAC"), at its office located at 802 West Street, Wilmington, Delaware, the principal sum of the lesser of: (a) TWO MILLION ($2,000,000.00) DOLLARS or (b) the aggregate unpaid principal balance of all loans made by UAC to Borrower from time to time from and after the date hereof (all loans that are outstanding under this Note shall herein be referred to as individually as a "Loan", or collectively, as the "Loans"). UAC may not demand payment of the Loan(s) for so long as the provisions of any agreement to which Borrower or any successor by merger or operation of law shall be a party, including without limitation, any credit agreement with any financial institution(s) (a "Credit Agreement"), shall prohibit or limit the payment of the unpaid principal balance of the Loans or any portion thereof.

                  Borrower shall pay interest on the unpaid principal balance of the Loans at UAC's place of business, set forth above, at a rate of interest, equal to the "applicable federal rate" in effect on the date hereof for short-term loans of less than three (3) years, as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended, plus five (5%) percent. Interest payments shall be made annually in arrears, commencing on August 31, 2005 and annually thereafter. Notwithstanding the foregoing, interest shall not be payable to the extent that the provisions of any Credit Agreement shall prohibit or limit the payment of interest on the Loans or any portion thereof.

                  All payments, including prepayments on this Note, shall be made in lawful money of the United States of America in immediately available funds. Except as otherwise provided in the Agreement, if a payment becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension. This Note may be prepaid in whole or in part without premium or penalty.

                  Borrower hereby authorizes UAC to enter from time to time the amount of each Loan to Borrower and the amount of each payment on a Loan on the schedule annexed hereto and made a part hereof. Such entries shall, in the absence of manifest error, be conclusive as to the principal amount of all Loans. Failure of UAC to record such information on such schedule shall not in any way effect the obligation of Borrower to pay any amount due under this Note.

                  If any action or proceeding be commenced to collect this Note or enforce any of its provisions, Borrower further agrees to pay all costs and expenses of such action or proceeding and reasonable attorneys' fees and expenses and further expressly waives any and every right to interpose any counterclaim in any such action or proceeding. Borrower hereby submits to the jurisdiction of the Supreme Court of the State of New York and agrees with UAC that personal jurisdiction over Borrower shall rest with the Supreme Court of the State of New York for purposes of any action on or related to this Note, the liabilities, or the enforcement of either or all of the same. Borrower hereby waives personal service by manual delivery and agrees that service of process may be made by post-paid certified mail directed to the Borrower at the Borrower's address set forth above or at such other address as may be designated in writing by the Borrower to UAC, and that upon mailing of such process such service be effective with the same effect as though personally served. Borrower hereby expressly waives any and every right to a trial by jury in any action on or related to this Note, the liabilities or the enforcement of either or all of the same. The failure of any holder of this Note to insist upon strict performance of each and/or all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition.

                  Borrower and all endorsers and guarantors hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest.

                  This Note shall be construed in accordance with and governed by the laws of the State of New York.

                                              GRISTEDE'S ACQUISITION CORP.


                                              By: ______________________________
                                                  John Catsimatidis
                                                  Chief Executive Officer

                                      Schedule of Revolving Credit Loans



----------------------- --------------------- -------------------- --------------------- --------------------
                                                   Amount of
                                               Principal Paid or     Unpaid Principal      Name of Person
     Making Date           Amount of Loan           Prepaid              Balance           Making Notation
----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

----------------------- --------------------- -------------------- --------------------- --------------------

                                    EXHIBIT G

                   OPINION OF BROOKS HOUGHTON SECURITIES, INC.

[LOGO]
BROOKS, HOUGHTON SECURITIES, INC.
444 Madison Avenue o 25th Floor o New York, NY 10022 o Telephone: 212-329-1660
------------------------------------------------------------------------------

                                              September 10, 2004

Special Committee of the Board of Directors of Gristede's Foods, Inc. 823 Eleventh Avenue New York, NY 10019-3535

Dear Sirs:

We understand that Gristede's Foods, Inc. ("Gristede's" or the "Company") and Gristede's Acquisition Corp. ("Mergerco"), a company controlled by John A. Catsimatidis and his affiliates, have entered into an agreement and plan of merger dated September 10, 2004 (the "Plan of Merger") pursuant to which, upon the terms and subject to the conditions contained in the Plan of Merger, Mergerco shall be merged with and into Gristede's (the "Merger") and all of the issued and outstanding shares of common stock of Gristede's, par value $0.02 per share (the "Shares"), other than Gristede's shares held by the stockholders of Mergerco, shall be converted into the right to receive $0.87 per share in cash (the "Merger Consideration").

You have asked us whether, in our opinion, the Merger Consideration to be received by holders of the Shares (the "Unaffiliated Stockholders") pursuant to the Plan of Merger is fair from a financial point of view to such holders ("Opinion").

Brooks, Houghton Securities, Inc. ("BHS"), as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, going-private transactions, private placements and valuations for various other purposes, and in the determination of the adequacy of consideration in such transactions. We have been retained by the Special Committee of the Board of Directors of Gristede's (the "Special Committee") for the purpose of providing this Opinion. We have not been authorized by Gristede's, the Special Committee or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for acquisition of all or any part of the Company. BHS has not participated in the negotiation of the terms of the Merger and does not hold or trade Gristede's Shares or purchase securities from, or sell securities to, Gristede's.

In arriving at our Opinion, we have, among other things: (i) reviewed certain publicly available financial and other information on Gristede's, including the Company's annual reports on Form 10-K for its fiscal years ended 2003 and 2002 and its quarterly report for the periods ended May 30, 2004 and February 29, 2004, (ii) reviewed the historical financial performance, current financial position and general prospects of the Company, and reviewed certain internal financial analyses and forecasts prepared by the management of the Company,
(iii) reviewed the Plan of Merger, (iv) studied and analyzed the stock market trading history of the Company for the past three years, (v) compared certain financial and stock market information for the Company with similar information for certain other operators of grocery/supermarket stores whose securities are publicly traded and reviewed the financial terms of certain recent business combinations involving grocery/supermarket stores, (vi) met and/or communicated with certain members of the Company's senior management to discuss its operations, historical financial statements and future prospects, and (vii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

BROOKS, HOUGHTON SECURITIES, INC.

Special Committee of the Board of Gristede's Foods, Inc.,
September 10, 2004
Confidential Page 2

Our Opinion is given in reliance on information and representations made or given by the Company, and its officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued or provided to us by the Company including financial statements, financial projections and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning the Company or other data which we have considered in our review and, for purposes of the Opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted a physical inspection of Gristede's properties or facilities (all facilities are leased), and we have not made or obtained any independent evaluation or appraisal of its properties or facilities. Though we considered the value of the Company in liquidation, with the Special Committee's consent, our Opinion is limited solely to our review of the Merger Consideration in relation to the value of Gristede's as a going concern.

With regard to financial and other information relating to the general prospects of Gristede's, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of Gristede's management as to the Company's most likely future performance. We have also assumed, with the Special Committee's consent, that the Plan of Merger and related documents that we reviewed conform in all material respects to their final form. Additionally, we assume that the Merger is in all respects lawful under applicable law.

Our Opinion is based upon information provided to us by the Gristede's management, as well as market, economic, industry, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our Opinion pertains only to the financial value of the Merger Consideration and is provided for the information and assistance of the Special Committee. Our Opinion does not constitute a recommendation to the Special Committee and does not constitute a recommendation to Gristede's stockholders as to how such holders should vote on the Merger.

On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by Gristede's Unaffiliated Stockholders pursuant to the Plan of Merger is fair from a financial point of view to such holders.

                           Sincerely,





                           /s/ BROOKS, HOUGHTON SECURITIES, INC.








                                       G-2